CERTAIN IDENTIFIED INFORMATION MARKED WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

STOCK PURCHASE AGREEMENT
by and among
MONDEE, INC.
MONDEE HOLDINGS, INC.
PURPLE GRIDS INC.

THE SHAREHOLDERS OF PURPLE GRIDS INC.
set forth on Exhibit A in their capacities as such,

and
Joseph Vijay Raj John, as Sellers’ Representative
Dated as of November 13, 2023

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TABLE OF CONTENTS
i
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9.12. Waiver of Trial by Jury	64
9.13. Enforcement	64
9.14. Legal Representation; Waiver of Conflict	64
9.15. Sellers’ Representative	65

EXHIBITS
Exhibit A    Shares; Purchased Shares; Contributed Shares; Rollover Shares Allocation; Pro Rata Percentages
Exhibit B    Intellectual Property Transfer Agreement
Exhibit C    Illustrative Net Working Capital Calculation
SCHEDULES
Schedule 1.1        Key Sellers
Schedule 1.2        Earnout Subsidiaries
Schedule 8.2(a)(v)    Special Indemnities
Disclosure Schedule

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 13, 2023, by and among Mondee, Inc., a Delaware corporation (“Buyer”), Mondee Holdings, Inc., a Delaware corporation (“Holdings”), Purple Grids Inc., a Delaware corporation (“PurpleGrids”), each of the individuals and entities listed on Exhibit A hereof, in their capacity as a stockholder of Company (each a “Seller” and collectively, the “Sellers”) and Joseph Vijay Raj John as the Sellers’ Representative (the “Sellers’ Representative”).
RECITALS
WHEREAS, the Sellers own, as set forth on Exhibit A, all of the Equity Interests (the “Shares”) of PurpleGrids. PurpleGrids is sometimes referred to herein as a “Transferred Company” or the “Transferred Companies”;
WHEREAS, the Shares constitute all of the Equity Interests of the Transferred Companies; and
WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, the Shares set forth on Exhibit A under the heading “Contributed Shares” (the “Contributed Shares”) in exchange for the Rollover Shares.
AGREEMENT
In consideration of the mutual covenants, conditions and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.DEFINITIONS.
As used in this Agreement, the following terms have the respective meanings set forth below:
“2023 Base Revenue” has the meaning set forth in Section 2.2(e)(i)(A).
“Affiliate” means (a) with respect to an individual, (i) the family members of such individual by blood, adoption or marriage, (ii) such individual’s spouse or ex-spouse and (iii) any Person that is directly or indirectly under the Control of any of the foregoing individuals, (b) with respect to a trust, the beneficiaries, trustees and grantors of such trust and each of their respective Affiliates, and (c) with respect to any Person other than an individual or a trust, any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, from and after the Closing, (y) none of the Transferred Companies or their Subsidiaries shall be considered an Affiliate of the Sellers or any of their respective Affiliates and, (z) none of the Sellers or any of their respective Affiliates shall be considered an Affiliate of any Transferred Company or its Subsidiaries.
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“Affiliated Group” means a group of Persons that elects, is required to or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Laws relating to Taxes.
“Agreement” has the meaning set forth in the Preamble.
“AI Assets” means a complete copy of all source code, object code and digital and tangible copies, as applicable of all of the following owned by PurpleGrids: (i) the PurpleGrids artificial intelligence platform (the “Subject Software”) (including all source code and the change history and change logs for the source code); (ii) all APIs and interface definitions related to the Subject Software; (iii) all data models, schema files, definitions, database scripts, rules and triggers related to the Subject Software; (iv) all other scripts, batch processes or other tools used to develop, operate, support and maintain the Subject Software; (v) all documentation related to the Subject Software; (vi) all notes, instructions and knowledge-management content related to the Subject Software; (vii) all test harnesses, test fixtures and test data related to the Subject Software; (viii) all development, operation, support and maintenance tools and volume testing tools related to the Subject Software; (ix) all certification statements related to the Subject Software; (x) the log of all known bugs and other defects related to the Subject Software, including an indication of the backlog of uncorrected bugs and defects; (xi) all operational processes and knowledge articles used to resolve, and correct bugs, defects and other issues related to the Subject Software; (xii) the technical roadmap and any in-progress work product related to the development of updated releases or versions of the Subject Software or in furtherance of the roadmap elements; (xiii) all versions, metadata and other information in the source code control system for the Subject Software; and (xiv) all other proprietary items that are used in the development, operation, maintenance or support of the Subject Software.
“Annual Financial Statements” has the meaning set forth in Section 3.5(a).
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Austin, TX are open for the general transaction of business.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Group Member” means (a) Buyer and its Affiliates (including, for the avoidance of doubt, the Transferred Companies and their Subsidiaries following the Closing) and their respective directors, officers, employees and representatives and (b) the successors and assigns of the foregoing.
“Buyer Material Adverse Effect” means any change, occurrence, condition or circumstance, which individually or in the aggregate, (a) has had or could reasonably be expected to have a material adverse effect on, or a material adverse change in, as the case may be, the assets, liabilities, financial position, results of operations, pricing or operating margins, business condition or prospects of Holdings or its Subsidiaries, taken as a whole, or (b) would prevent or materially delay Buyer’s ability to consummate the transactions contemplated hereby, other than any change, effect, fact, event or circumstance arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Holdings and its Subsidiaries conduct their business, (iii) changes in Law or GAAP, (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, or (v) earthquakes, hurricanes, floods or other natural disasters; except, in the case of each of the foregoing clauses (i) through (v), as would not reasonably be expected
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to disproportionately affect Holdings or its Subsidiaries as compared to other similar businesses in their industry.
“Buyer Prepared Returns” has the meaning set forth in Section 6.4(a)(i).
“Buyer Releasees” has the meaning set forth in Section 8.9(a).
“Buyer Tax Losses” means all (a) Indemnified Taxes, (b) costs and expenses of preparing Tax Returns for a Pre-Closing Tax Period and (c) costs and expenses of contesting any audit or other Proceeding to the extent attributable to an Indemnified Tax.
“Buyer Transaction Documents” has the meaning set forth in Section 5.1(b).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136) and any similar or successor Legal Requirement or executive order or executive memo in any jurisdiction (and any similar foreign Law), and any subsequent Law intended to address the consequences of COVID-19, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (dated August 8, 2020), Notice 2020-65, Notice 2021-11, the Coronavirus Preparedness and Response Supplemental Appropriations Act (P.L. 116-123), the Families First Coronavirus Response Act (P.L. 116-127), the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-139), the Paycheck Protection Program Flexibility Act of 2020 (P.L. 116-142), the Consolidated Appropriations Act, 2021 (P.L. 116-260), the American Rescue Plan Act of 2021 (P.L. 117-2), and the PPP Extension Act of 2021 (P.L. 117-6).
“Cash” means the aggregate amount of cash and cash equivalents (including marketable securities and short-term investments with an original maturity of ninety (90) days or less when purchased, but excluding restricted cash, cash posted in respect of performance bonds and other similar instructions, amount held in trust and other similar arrangements, amounts held or managed on behalf of customers, clients or others, and customer deposits) of the Transferred Companies and their Subsidiaries. Cash shall be calculated net of the aggregate balance of all outstanding checks, ACH payments, drafts and debit transactions made or written against such accounts but shall include any uncleared checks, drafts and wire transfers received or deposited for the account of the Transferred Companies and their Subsidiaries. For the avoidance of doubt, the dollar value of Cash can be a positive amount or a negative amount.
“CERCLA” has the meaning set forth in Section 3.21(a)(ii).
“Certificates of Deposit” has the meaning set forth in Section 3.23.
“Closing” has the meaning set forth in Section 2.1(c).
“Closing Cash” means the aggregate amount of Cash as of the Closing.
“Closing Purchase Price” has the meaning set forth in Section 2.1(b).
“Closing Date” has the meaning set forth in Section 2.1(c).
“Closing Indebtedness” means, without duplication, the aggregate amount of Indebtedness outstanding as of the Closing.
“Closing Net Working Capital” means the Net Working Capital as of the Closing.
“Closing Rollover Shares” has the meaning set forth in Section 2.2(a)(ii).
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“Closing Statement” has the meaning set forth in Section 2.2(d)(ii).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” has the meaning set forth in Section 2.2(a)(i).
“Company Intellectual Property” means all Intellectual Property owned or used, held for use by, or under obligation of assignment to, the Transferred Companies and their Subsidiaries in its business as previously conducted, currently conducted or currently proposed to be conducted, including any license agreement or other permission permitting the Transferred Companies and their Subsidiaries to use any Intellectual Property.
“Company Transaction Documents” has the meaning set forth in Section 3.1(b).
“Competing Business” means the development of Software and other technologies primarily for use by, and sale to, customers in the travel industry, including for purposes of sales of airline tickets, hotel bookings, cruise bookings and localized personal experiences.
“Confidential Information” means all information of the Transferred Companies and their Subsidiaries of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, financial condition, services, products or research or development of the Transferred Companies and their Subsidiaries, or any of their suppliers, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (a) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Transferred Companies’ and their Subsidiaries’ suppliers, customers, independent contractors or other business relations and their confidential information; (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto and (d) other Company Intellectual Property. Notwithstanding the foregoing, Confidential Information shall not include information that (x) is or becomes generally known or available to the public through no unauthorized action or omission, including a breach of any confidentiality obligations, or any other action or omission outside of the ordinary course of business at or prior to the time of disclosure; (y) becomes known to the non-disclosing party (or one of its Affiliates) after the Closing Date without any restriction on disclosure, which has not been disclosed to the non-disclosing party in violation of any Contract; or (z) is required to be disclosed by any Law, provided, however, that prompt notice of said requirement shall have been given to the non-disclosing party.
“Continuing Clients” has the meaning set forth in Section 9.14(b).
“Contract” means any contract, agreement, bond, note, indenture, mortgage, license, franchise, lease and other instrument or obligation of any kind, whether oral or written, and including any amendment and other modification thereto.
“Contributed Shares” has the meaning set forth in the Recitals.
“Copyrights” has the meaning set forth in the definition of Intellectual Property.
“COVID-19” means, SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
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“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester, safety or similar measure taken to comply with any Legal Requirement, or any directive or guideline promulgated by any Governmental Entity, in each case, in connection with or response to COVID-19, including the CARES Act.
“Current and Prior Real Property” has the meaning set forth in Section 3.21(a)(i).
“Databases” has the meaning set forth in the definition of Intellectual Property.
“Data Room” means that certain electronic data room operated by Box, Inc. on behalf of the Sellers and the Transferred Companies and their Subsidiaries through the date hereof titled “Purple Grids Data Room”.
“Deferred Rollover Shares” has the meaning set forth in Section 2.2(f).
“Disclosure Schedule” has the meaning set forth in the opening paragraph of Article 3.
“Dollar” or “$” means United States Dollar.
“Domain Names” has the meaning set forth in the definition of Intellectual Property.
“Earnout Rollover Shares” has the meaning set forth in Section 2.2(e)(i).
“Earnout Period” has the meaning set forth in Section 2.2(e)(i)(A).
“Earnout Subsidiaries” means the Subsidiaries of Holdings set forth on Schedule 1.2.
“Employment Agreements” has the meaning set forth in Section 7.1(a).
“Environmental Laws” has the meaning set forth in Section 3.21(a)(ii).
“Equity Interest” means (i) any capital stock of a corporation, any partnership interest, any limited liability company interest, or any other equity interest; (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for, any such stock, equity interest or security referred to in clause (i); (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii); and (iv) any contract to grant, issue, award, convey or sell any of the foregoing.
“ERISA” has the meaning set forth in Section 3.15(a).
“ERISA Affiliate” has the meaning set forth in Section 3.15(b).
“Estimated Closing Cash” has the meaning set forth in Section 2.2(c)(i).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.2(c)(i).
“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.2(c)(i).
“Final Closing Cash” has the meaning set forth in Section 2.2(d)(vi).
“Final Closing Indebtedness” has the meaning set forth in Section 2.2(d)(vi).
“Final Closing Statement” has the meaning set forth in Section 2.2(d)(v).
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“Final Closing Net Working Capital” has the meaning set forth in Section 2.2(d)(vi).
“First Anniversary Share Price” has the meaning set forth in Section 2.2(f)(i).
“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for U.S. federal income Tax purposes as a partnership, (b) a “specified foreign corporation” within the meaning of Code Section 965 or (c) a “passive foreign investment corporation” within the meaning of Code Section 1297.
“Fraud” means common law fraud under the laws of the State of Delaware.
“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Power), 3.4 (Capitalization), 3.5(d)(Financial Statements), 3.10 (Tax Matters), 3.15 (Employee Benefit Plans, to the extent relating to Taxes), 3.17 (Affiliate Transactions); 3.22 (No Brokers), 4.1 (Organization and Power), 4.2 (Execution; Delivery; Valid and Binding Agreements), 4.5 (No Brokers), 5.1 (Organization and Power; Conduct of Business), 5.2 (Execution; Delivery; Valid and Binding Agreements) and 5.4 (No Brokers).
“GAAP” means generally accepted accounting principles and practices of the United States (as in effect from time to time), consistently applied.
“Governing Documents” shall have the meaning set forth in Section 3.1(c).
“Government Order” means any writ, award, civil investigative demand, decision, injunction, decree, judgment, order, ruling, charge, subpoena, verdict or other restriction or inquiry entered, issued or made by any Governmental Entity (whether preliminary or final).
“Governmental Entity” means any court, arbitrator or other foreign, federal, state or local governmental, regulatory or other administrative body, authority, department, commission, board, bureau, agency or instrumentality.
“Holdings” shall have the meaning set forth in the Preamble.
“Indebtedness” means, without duplication, the aggregate amount of (a) any indebtedness of the Transferred Companies and their Subsidiaries for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including all obligations arising from bank overdrafts), (b) any indebtedness of the Transferred Companies and their Subsidiaries evidenced by any note, bond, debenture or other similar instrument or debt security, (c) any liabilities of the Transferred Companies and their Subsidiaries for any drawn on letters of credit, performance bonds, surety bonds and similar obligations, (d) any indebtedness for the deferred purchase price of property, assets, businesses or services with respect to which the Transferred Companies and their Subsidiaries are liable, contingently or otherwise, as obligor or otherwise, (e) any obligations under leases required to be capitalized in accordance with GAAP with respect to which the Transferred Companies and their Subsidiaries are liable as obligor, (f) any deferred revenue of the Transferred Companies and their Subsidiaries, (g) any indebtedness secured by a Lien on the assets the Transferred Companies and their Subsidiaries, (h) any loans/advances payable by the Transferred Companies and their Subsidiaries to any equityholders or related parties, (i) any non-compete payments, earn-out obligations and other obligations to former owners of businesses acquired by the Transferred Companies and their Subsidiaries, (j) any liabilities or obligations of the Transferred Companies and their Subsidiaries under any currency or interest swap, hedge or similar protection device, (k) any commitment by which the Transferred Companies and their Subsidiaries assure a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (l) all obligations and liabilities of the Transferred Companies and their Subsidiaries in respect of declared but unpaid
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dividends, (m) all unpaid income Taxes of the Transferred Companies and their Subsidiaries for any Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date (calculated on a jurisdiction-by-jurisdiction basis with zero dollars ($0) being the lowest amount for a jurisdiction), (n)  any obligations under any PPP Loan or any other government loan assistance program, (o)(i) the accrued but unpaid amount of any withholding, employment, payroll, social security or similar Taxes of the Company that would otherwise have been due and payable on or before the Closing Date except that the requirement to make such payments was deferred pursuant to the CARES Act and (ii) all Taxes of the Company for any Pre-Closing Tax Period deferred pursuant to the CARES Act, (p) guarantees made by the Transferred Companies and their Subsidiaries in connection with the foregoing and any other financial guarantees of the Transferred Companies and their Subsidiaries of any kind, (q) any amounts that the Transferred Companies and their Subsidiaries owe to a third party by Contract or Government Order regarding actual or threatened litigation or controversy, (r) any amounts due to or in respect of current or former employees of the Transferred Companies and their Subsidiaries with respect to (i) accrued and unpaid vacation, (ii) bonus or commission amounts related to the pre-Closing period (irrespective of whether accrued), (iii) accrued and unpaid 401(k) profit sharing contributions and (iv) severance payments or other similar obligations related to the termination of any former employees (including the employer portion of any related payroll and other employment Taxes for the foregoing items (i) through (iv)) and (s) any accrued interest, penalties, fees and expenses (including prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with repayment) on any of the foregoing items (a) through (r).
“Indemnified Party” has the meaning set forth in Section 8.4(a).
“Indemnified Taxes” (and the correlative meaning “Indemnified Tax”) means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a contract, agreement or other arrangement entered into (or assumed) by any Transferred Company or its Subsidiaries on or prior to the Closing Date, in connection with the filing of a Tax Return (or amendment thereto), payable as a result of an assessment or adjustment by a Governmental Entity, by means of withholding or for any other reason and whether disputed or not):
(a)all Taxes of the Sellers;
(b)all Taxes of the Transferred Companies and their Subsidiaries (other than Transfer Taxes (which are governed by the following clause (e))), for (or as provided in Section 6.4(b) attributable to) any Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date;
(c)all Taxes for which the Transferred Companies and their Subsidiaries are liable (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws) as a result of being a member of (or leaving) an Affiliated Group on or before the Closing Date;
(d)all Taxes resulting from (i) a breach of a representation or warranty contained in Section 3.10 (Tax Matters) or a representation or warranty with respect to Taxes contained in Section 3.15 (Employee Benefit Plans), in each case construed as if they were not qualified by “Knowledge,” “material,” “Material Adverse Effect” or similar language, or (ii) a breach of a covenant or other agreement contained in this Agreement by any of the Sellers;
(e)the Sellers’ allocable share of all Transfer Taxes as determined under Section 6.4(e); and
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(f)all Taxes imposed as a result of any loss, reduction, disallowance or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that (i) was received by the Transferred Companies and their Subsidiaries on or before the Closing Date; or (ii) was specifically included in the computation of the Final Closing Net Working Capital;
provided, however, that Indemnified Taxes shall exclude any Taxes to the extent specifically included in the computation of the Final Closing Net Working Capital.
“Indemnifying Party” has the meaning set forth in Section 8.4(a).
“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property” means all of the following and all rights therein, arising out of or associated therewith, throughout the world, including all: (a) United States, international and foreign patents, industrial design registrations and utility models, applications for any of the foregoing and any patentable subject matter, whether or not the subject of any application, and all reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof (“Patents”); (b) United States, international and foreign trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines and other designators of origin (all whether registered or not), all applications and registrations for any of the foregoing and all goodwill associated with any of the foregoing (“Trademarks”); (c) uniform resource locators, Internet domain names and numbers, social media accounts and handles, websites and any registrations and applications for any of the foregoing (“Domain Names”); (d) copyrightable works of authorship, copyright applications and registrations therefor and all rights corresponding thereto throughout the world, and all moral and economic rights of authors and inventors, however denominated, throughout the world (“Copyrights”); (e) computer programs, applications, tools, development kits, firmware, compilers, algorithms, libraries and other computer software, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable code or other form, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all other documentation relating thereto (“Software”); (f) databases or other collections of data (excluding publicly available data and databases) and all rights therein throughout the world (“Databases”); (g) inventions (whether or not patentable), invention disclosures, improvements and trade secrets (“Inventions”); (h) know-how, proprietary information, technology, technical data and customer lists, tangible or intangible proprietary information and all documents relating to any of the foregoing (“Technology”); and (i) all other material intellectual and industrial property rights of every kind and nature and however designated, whether registered or unregistered, and all applications and registrations therefor throughout the world and all renewals and extensions thereof (“Other IP”).
“Internal Use Software” has the meaning set forth in Section 3.12(d).
“Inventions” has the meaning set forth in the definition of Intellectual Property.
“IRS” means the United States Internal Revenue Service.
“Key Sellers” means each Seller identified on Schedule 1.1.
“Knowledge of Sellers” (or words of similar import) shall mean the knowledge of Joseph Vijay Raj John and Santhosh Kumar Narayana Pillai, in each case, following due inquiry.
“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).
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“Latest Financial Statements” has the meaning set forth in Section 3.5(a).
“Law” means any foreign, federal, state or local law, common law, statute, rule, regulation, interpretation, ordinance, Government Order, judgment, injunction or decree of any Governmental Entity.
“Leases” has the meaning set forth in Section 3.9(a).
“Letters of Credit” has the meaning set forth in Section 3.23.
“Lien” means a mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, security agreement, easement, covenant, restriction, charge, option, right of first refusal, voting trust, proxy or other encumbrance of any kind or nature whatsoever.
“Look-Back Date” has the meaning set forth in Section 3.12(f).
“Losses” means any and all losses, liabilities, damages, claims, awards, judgments, penalties, fines, Taxes, costs and expenses (including the reasonable out-of-pocket costs of investigation and remediation and reasonable out-of-pocket accountants’, attorneys’ and other professionals’ fees and expenses).
“Material Adverse Effect” means any change, occurrence, condition or circumstance, which individually or in the aggregate, (a) has had or could reasonably be expected to have a material adverse effect on, or a material adverse change in, as the case may be, the assets, liabilities, financial position, results of operations, pricing or operating margins, business condition or prospects of any Transferred Company or its Subsidiaries, taken as a whole, or (b) would prevent or materially delay any Seller’s ability to consummate the transactions contemplated hereby, other than any change, effect, fact, event or circumstance arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Transferred Companies and their Subsidiaries conducts their business, (iii) changes in Law or GAAP, (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, or (v) earthquakes, hurricanes, floods or other natural disasters; except, in the case of each of the foregoing clauses (i) through (v), as would not reasonably be expected to disproportionately affect any Transferred Company or its Subsidiaries as compared to other similar businesses in their industry.
“Material Customer” has the meaning set forth in Section 3.18(a).
“Material Contract” has the meaning set forth in Section 3.11(a).
“Material Vendor” has the meaning set forth in Section 3.18(b).
“Mozo” has the meaning set forth in Section 3.24.
“Mozo Agreement” has the meaning set forth in Section 3.24.
“NASDAQ” means the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market.
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“Net Working Capital” means an amount (which may be positive or negative) equal to (a) the sum of the current assets, including all short-term and long-term restricted cash and deposits, of the Transferred Companies and their Subsidiaries minus (b) the sum of the current liabilities of the Transferred Companies and their Subsidiaries, in each case, determined in accordance with GAAP, and the illustrative calculation set forth on Exhibit C; provided, that for purposes of calculating Net Working Capital hereunder, the parties agree that:
(i)Net Working Capital shall be calculated without giving effect to (A) any changes therein relating to or resulting from the consummation of the transactions contemplated by this Agreement or (B) any accounts receivable, accounts payable or loans of any kind or nature between any Transferred Company or its Subsidiaries, on the one hand, and any Seller (or any of their respective Affiliates), on the other hand;
(ii)such current assets shall exclude (A) Cash, (B) Certificates of Deposit and (C) all income Tax assets, whether current or deferred; and
(iii)such current liabilities shall exclude all income Tax liabilities, whether current or deferred, and Indebtedness.
“Neutral Auditor” has the meaning set forth in Section 2.2(d)(iv).
“Notices” has the meaning set forth in Section 9.3.
“Open Source Code” has the meaning set forth in Section 3.12(d).
“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Transferred Companies and their Subsidiaries consistent with past custom and practice (including with respect to quantity and frequency); provided, that in no event shall any material breach of Law or Contract or material violation of any Permit be considered ordinary or usual course of normal day-to-day operations of the business of the Transferred Companies and their Subsidiaries.
“Ordinary Course Tax Sharing Agreement” means any Tax Sharing Agreement entered into in the Ordinary Course of Business that is not primarily related to Taxes but which typically includes in that type of contract Tax sharing responsibilities (such as paying real estate Taxes in leases or grossing up for withholding Taxes in a credit agreement).
“Other IP” has the meaning set forth in the definition of Intellectual Property.
“Permits” means licenses, permits, registrations, franchises, grants, authorizations, consents, approvals, orders and certificates from Governmental Entities.
“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable, or Taxes, if any, being contested in good faith by appropriate proceedings, (b) Liens imposed by Law, such as carrier’s, warehousemen’s and mechanic’s Liens and other similar Liens, which arise in the Ordinary Course of Business with respect to obligations not yet due, (c) Liens arising from leases of personal property (other than any leases required to be capitalized in accordance with GAAP) that are disclosed on the Disclosure Schedule, and (d) Liens in the nature of easements, rights-of-way, restrictions and other similar charges or encumbrances which do not, individually or in the aggregate, materially interfere with the use of any Real Property by the Transferred Companies and their Subsidiaries.
“Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, Governmental Entity or other entity or group.
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“Personal Information” means any biological samples and any information in any media that (a) is governed by any Laws, industry guidelines or standards applicable to any Transferred Company or its Subsidiaries, or any policy of any Transferred Company or its Subsidiaries relating to privacy, security, data use, data protection and destruction, data breach notification or data transfer issues, including health information (including protected health information (as defined in 45 C.F.R. § 160.103)) and personal data, or (b) identifies, relates to, is linked to or is reasonably capable of being used to identify an individual, either alone or in combination with other information, including an individual’s name, address, phone number, username or password, social security number or other government-issued number, financial account number, date of birth, email address, any information that can be used to contact someone or serve them with information (including identifiers used to engage in interest based advertising) or other personally identifiable information.
“Plan” has the meaning set forth in Section 3.15(a).
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.
“Preliminary Closing Statement” has the meaning set forth in Section 2.2(c)(i).
“Privacy Contracts” has the meaning set forth in Section 3.12(i).
“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name under the heading “Pro Rata Percentage” on Exhibit A.
“Proceeding” means any claim, action, cause of action or suit, petition, litigation, controversy, assessment, audit, arbitration, investigation, hearing, charge, complaint, grievance, demand, notice or proceeding to, from, by or before any Governmental Entity or arbitrator, whether civil, criminal, administrative, investigative or informal brought, conducted, commenced or heard.
“Protected Communications” means any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that occurred prior to the Closing between or among any Transferred Company or their Subsidiaries, any of the Sellers or any of their respective Affiliates, equity holders, directors, officers, employees, agents, representatives, advisors and attorneys (including GCA Law Partners LLP) relating to or in connection with the negotiation of this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated hereby or any other potential sale or change of control transaction involving any Transferred Company or its Subsidiaries and that are considered to be entitled to the legal privilege for attorney client communications under applicable Law and professional rules.
“Purchase Price” has the meaning set forth in Section 2.1(b).
“Real Property” has the meaning set forth in Section 3.9(a).
“Registered Intellectual Property” has the meaning set forth in Section 3.12(b).
“Related Persons” has the meaning set forth in Section 8.9.
“Relied Upon Materials” means all information and documents in the Data Room as of the date hereof.
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“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors and financing sources (including financial advisors, counsel and accountants).
“Resolution Period” has the meaning set forth in Section 2.2(d)(iii).
“Retained Assets” has the meaning set forth in Section 3.24.
“Rollover Share Value” means $10.00 (which shall be used for reference purposes but shall not be deemed the fair market value of each such share).
“Rollover Shares” has the meaning set forth in Section 2.2(f).
“Securities Act” has the meaning set forth in Section 4.4.
“Sellers” has the meaning set forth in the Preamble.
“Seller Group Member” means (a) each Seller and (b) the successors and assigns of each Seller.
“Seller Transaction Documents” has the meaning set forth in Section 4.1.
“Shares” has the meaning set forth in the Recitals.
“Software” has the meaning set forth in the definition of Intellectual Property.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary and, unless otherwise expressly provided, shall mean a Subsidiary of the Transferred Companies.
“Target Cash” means $10,000.
“Target Net Working Capital” means $(46,000).
“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation,
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premium, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental, social security, disability, unemployment or other tax or customs duties or amount imposed by (or otherwise payable to) any Governmental Entity, or any interest, penalties, additions to tax or additional amounts assessed, imposed or otherwise due or payable under applicable Laws with respect to taxes, in each case, whether disputed or not.
“Tax Contest” has the meaning set forth in Section 6.4(d)(ii).
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendments, in each case, submitted to (or required under applicable Laws to be submitted to) a Governmental Entity or third party.
“Tax Sharing Agreement” means any agreement including any provision pursuant to which any Transferred Company or its Subsidiaries are obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.
“Technology” has the meaning set forth in the definition of Intellectual Property.
“Third Party Intellectual Property” has the meaning set forth in Section 3.12(f).
“Threshold Amount” has the meaning set forth in Section 8.5(a).
“Trademarks” has the meaning set forth in the definition of Intellectual Property.
“Trading Day” means a business day on which NASDAQ is scheduled to be open for business.
“Transaction Documents” has the meaning set forth in Section 5.1(b).
“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Transfer Taxes” has the meaning set forth in Section 6.4(e).
“Transferred Companies” has the meaning set forth in the Recitals.
“Travel Industry Field” means the travel industry, including sales of airline tickets, hotel bookings, cruise bookings and localized personal experiences.
“Unlisted IP” has the meaning set forth in Section 3.12(a).
“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Buyer) page “Mondee Holdings, Inc.” (or its equivalent successor is such page in not available) in
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respect of the period from scheduled open of trading on the relevant Trading Day until the scheduled close of trading on the Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by the Buyer for such purpose).
2.PURCHASE AND CONTRIBUTION, CLOSING AND TRUE-UP.
2.1.Acquisition of the Shares; Consideration; Closing.
(a)Acquisition of the Shares. At the Closing, subject to the terms and conditions of this Agreement, Buyer agrees to acquire from the Sellers, and the Sellers agree to sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws and Permitted Liens), the Contributed Shares.
(b)Consideration. The aggregate consideration to be paid hereunder by Buyer for the Contributed Shares shall be the Rollover Shares (defined below), issuable as provided in Section 2.2 (as adjusted pursuant to Sections 2.2(c) and 2.2(d), the “Closing Purchase Price”). The Rollover Shares are sometimes referred to as the “Purchase Price.”
(c)Closing. The closing of the purchase and sale of the Shares, the exchange of Contributed Shares for Closing Rollover Shares and the other transactions contemplated by this Agreement (collectively, the “Closing”) will take place on the date of this Agreement (the “Closing Date”) through the electronic exchange of executed documents and other closing deliveries via email transmission (via PDF). The Closing shall be effective as of 11:59 p.m. Pacific time on the Closing Date.
2.2.Payment of Purchase Price; Closing Rollover Shares; Purchase Price True-Ups.
(a)Closing Purchase Price Payment.
(i)At the Closing, in exchange for the Contributed Shares, Holdings shall issue to the Sellers (and SAFE Note holders of the Company), in accordance with the allocation of the Closing Rollover Shares on Exhibit A, 1,900,000 shares (the “Closing Rollover Shares”) of Class A Common Stock of Holdings, par value $0.0001 (“Common Stock”). The number of Closing Rollover Shares shall be equal to an aggregate amount to be calculated as follows: (A) 1,900,000 shares, minus (B) the amount of the adjustment calculated pursuant to Section 2.2(c)(ii) and minus (C) the amount of the adjustment calculated pursuant to Section 2.2(c)(iii) and minus (D) the amount of the adjustment calculated pursuant to Section 2.2(c)(iv).
(b)Closing Rollover Shares.
(i)As more fully set forth in Section 6.6, the Closing Rollover Shares will be subject to Lock-Up Periods (the “Lock-Up”) during which the shares cannot be transferred or traded as follows.
(A)700,000 Closing Rollover Shares with a Lock-Up until January 15, 2024.
(B)200,000 Closing Rollover Shares with a six (6) month Lock-Up after Closing.
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(C)1,000,000 Closing Rollover Shares with a one (1) year Lock-Up after Closing.
(c)Preliminary Purchase Price True-Ups and Estimates.
(i)The Sellers’ Representative has delivered to Buyer, at least three (3) Business Days prior to Closing, a statement (the “Preliminary Closing Statement”) setting forth the Sellers’ Representative’s good faith estimates of (A) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (B) the Closing Cash (the “Estimated Closing Cash”), and (C) the Closing Indebtedness (the “Estimated Closing Indebtedness”). The Sellers’ Representative’s estimates set forth in the Preliminary Closing Statement shall be based upon and consistent with the terms and conditions of this Agreement and, for the avoidance of doubt, Buyer’s acceptance of the Preliminary Closing Statement for purposes of the Closing shall not limit or otherwise affect Buyer’s rights under Section 2.2(d) or Article 8.
(ii)If the Estimated Closing Net Working Capital is greater than the Target Net Working Capital, then the number of Closing Rollover Shares will be increased dollar-for-dollar (based on the Rollover Share Value) by the amount of such excess. If the Estimated Closing Net Working Capital is less than the Target Net Working Capital, then the number of Closing Rollover Shares will be decreased dollar-for-dollar (based on the Rollover Share Value) by the amount of such shortfall.
(iii)If the Estimated Closing Cash is greater than the Target Cash, then the number of Closing Rollover Shares will be increased dollar-for-dollar (based on the Rollover Share Value) by the amount of such excess. If the Estimated Closing Cash is less than the Target Cash, then the number of Closing Rollover Shares will be decreased dollar-for-dollar (based on the Rollover Share Value) by the amount of such shortfall.
(iv)The number of Closing Rollover Shares will be decreased dollar-for-dollar (based on the Rollover Share Value) by the amount of the Estimated Closing Indebtedness.
The Closing Rollover Shares will thereafter be subject to further adjustment as provided in Section 2.2(d).
(d)Post-Closing Purchase Price True-Ups.
(i)Calculation of Adjustment.
(A)If the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, the Closing Purchase Price and number of Rollover Shares (as adjusted pursuant to Sections 2.2(c)(ii)-(iv)) will be increased dollar-for-dollar (based on the Rollover Share Value) by the amount of such excess. If the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, the Closing Purchase Price and number of Rollover Shares (as adjusted pursuant to Sections 2.2(c)(ii)- (iv)) will be decreased dollar-for-dollar (based on the Rollover Share Value) by the amount of such shortfall.
(B)If the Final Closing Cash is greater than the Estimated Closing Cash, the Closing Purchase Price and number of Rollover Shares (as adjusted pursuant to Sections 2.2(c)(ii)- (iv)) will be increased dollar-for-dollar (based on the Rollover Share Value) by the amount of such excess. If the Final Closing Cash is less than the Estimated Closing Cash, the Closing Purchase Price and number of Rollover Shares (as adjusted pursuant to Sections 2.2(c)(ii)- (iv)) will be decreased dollar-for-dollar (based on the Rollover Share Value) by the amount of such shortfall.
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(C)If the Final Closing Indebtedness is greater than the Estimated Closing Indebtedness, the Closing Purchase Price and number of Rollover Shares (as adjusted pursuant to Sections 2.2(c)(ii)- (iv)) will be decreased dollar-for-dollar (based on the Rollover Share Value) by the amount of such excess. If the Final Closing Indebtedness is less than the Estimated Closing Indebtedness, the Closing Purchase Price and number of Rollover Shares (as adjusted pursuant to Sections 2.2(c)(ii)- (iv)) will be increased dollar-for-dollar (based on the Rollover Share Value) by the amount of such shortfall; provided, however, that the maximum increase pursuant to this section shall be equal to the Estimated Closing Indebtedness.
(D)The amount of any decrease to the Closing Purchase Price and number of Rollover Shares, determined pursuant to this Section 2.2(d)(i), shall be paid by the Sellers (in accordance with their Pro Rata Percentages) to Buyer by a decrease in the Rollover Shares. The amount of any increase to the Closing Purchase Price, determined pursuant to this Section 2.2(d)(i), shall be paid by the Buyer to the Sellers in accordance with their Pro Rata Percentages by an increase in the number of Rollover Shares to the accounts designated by the Sellers.
(E)Any adjustment in Rollover Shares pursuant to this Section 2.2(d) will be settled within five (5) Business Days after the Final Closing Statement is agreed to by the Sellers and Buyer or determined by the Neutral Auditor in accordance with this Section 2.2(d).
(F)If a Seller fails to make any adjustments required by this Section 2.2(d), (I) without any further action by Buyer, such Seller shall automatically forfeit all of such Sellers’ rights, title and interest in and with respect to a number of Rollover Shares equal to the amount of such payment divided by the Rollover Share Value, and Buyer shall be deemed the owner of such Rollover Shares for all purposes, and Buyer agrees to provide such Seller with written notice thereof promptly after any such forfeiture and (II) Holdings may withhold and set off any such amounts against the Rollover Shares otherwise required to be issued to the Sellers under this Agreement, including the Earnout Rollover Shares and the Deferred Rollover Shares. Any transferee of Rollover Shares shall agree to be bound by and subject to the terms of this Section 2.2(d)(i)(F).
(ii)Within ninety (90) days following the Closing Date, Buyer will prepare and deliver to the Sellers’ Representative a statement (the “Closing Statement”) reflecting (A) Buyer’s calculation of (1) the Closing Net Working Capital, (2) the Closing Cash and (3) the Closing Indebtedness and (B) based on such calculations, Buyer’s calculation of the Closing Purchase Price.
(iii)After receipt of the Closing Statement, the Sellers’ Representative shall have sixty (60) days to review it. To the extent reasonably required to complete the Sellers’ Representative’s review of the Closing Statement, the Sellers’ Representative and his Representatives (in each case, subject to the execution of a customary confidentiality agreement) shall have reasonable access during normal business hours to the books and records of the Transferred Companies and their Subsidiaries as may be reasonably required for such review. The Sellers’ Representative shall deliver notice to Buyer on or prior to the sixtieth (60th) day after receipt of the Closing Statement specifying in reasonable detail any disputed items and a summary of the basis therefor. If the Sellers’ Representative fails to deliver such notice in such sixty (60)-day period, the Sellers’ Representative shall have waived the right to contest the Closing Statement. If the Sellers’ Representative notifies Buyer of any objections to the Closing Statement in such sixty (60)-day period, the Sellers’ Representative and Buyer shall, within thirty (30) days following the date of such notice of objections (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for purposes of this Section 2.2.
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(iv)If, at the conclusion of the Resolution Period, the Sellers’ Representative and Buyer have not reached an agreement in respect of the Sellers’ Representative’s objections to the Closing Statement, then all amounts and issues remaining in dispute will be submitted by the Sellers’ Representative and Buyer to a mutually acceptable independent nationally or regionally recognized accounting firm (the “Neutral Auditor”), who shall be considered an arbitrator for purposes under this Agreement, for a determination resolving such amounts and issues. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne by the Buyer and the Sellers’ Representative, respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Neutral Auditor by Buyer or the Sellers’ Representative that are unsuccessfully disputed by such party (as finally determined by the Neutral Auditor) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Sellers’ Representative. Except as provided in the preceding sentence, all other costs and expenses incurred by Buyer and the Sellers’ Representative in connection with resolving any dispute hereunder before the Neutral Auditor will be borne by the party incurring such cost and expense. The Neutral Auditor shall determine only those issues still in dispute at the end of the Resolution Period, and the Neutral Auditor’s determination will be based upon and consistent with the terms and conditions of this Agreement; provided, that the determination by the Neutral Auditor will be based solely on presentations with respect to such disputed items by Buyer and the Sellers’ Representative to the Neutral Auditor and not on the Neutral Auditor’s independent review. Buyer and the Sellers’ Representative shall use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Neutral Auditor of the disputed items (but in no event later than fifteen (15) days after engagement of the Neutral Auditor), and each of Buyer and the Sellers’ Representative will be entitled, as part of its presentation, to respond to the presentation of the other and any questions and requests of the Neutral Auditor. In deciding any matter, the Neutral Auditor (i) will be bound by the provisions of this Section 2.2(d)(iv) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the ’ Representative or less than the smallest value for such item claimed by Buyer or the Sellers’ Representative.
(v)The Neutral Auditor shall be instructed to make its determination within forty-five (45) days after its engagement (which engagement will be made no later than ten (10) Business Days after the end of the Resolution Period), or as soon thereafter as possible, will be set forth in a written statement delivered to the Sellers’ Representative and Buyer and will be final, conclusive, non-appealable and binding for purposes of this Section 2.2; provided, that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction, but only upon a finding that the Neutral Auditor committed manifest error with respect to its determination. The term “Final Closing Statement” means the definitive Closing Statement agreed to by the Sellers’ Representative and Buyer in accordance with Section 2.2(d) or the definitive Closing Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.2(d).
(vi)For purposes hereof, “Final Closing Net Working Capital” means the Closing Net Working Capital as finally determined in accordance with this Section 2.2, “Final Closing Cash” means the Closing Cash as finally determined in accordance with this Section 2.2, and “Final Closing Indebtedness” means the Closing Indebtedness as finally determined in accordance with this Section 2.2.
(e)Earnout.
(i)Following the Closing, as additional consideration for the Shares, Holdings shall issue up to 1,000,000 additional shares of Common Stock (the “Earnout Rollover Shares”) as follows:
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(A)If the revenue of Holdings and its Earnout Subsidiaries (determined in accordance with GAAP) for the 12-month period ending on December 31, 2024 (the “Initial Earnout Period”) is greater than or equal to $[***] over the revenue of Holdings and its Earnout Subsidiaries (determined in accordance with GAAP) for the 12-month period ending on December 31, 2023 (the “2023 Base Revenue”), within ninety (90) days after the end of such Initial Earnout Period, Holdings shall issue to the Sellers (or an affiliated entity of the Sellers), in accordance with the instruction of Sellers’ Representative, 1,000,000 shares of Common Stock; provided, however, that if the revenue of Holdings and its Earnout Subsidiaries (determined in accordance with GAAP) for the Initial Earnout Period is less than $[***] in excess of the 2023 Base Revenue, but greater than $[***] in excess of the 2023 Base Revenue, within ninety (90) days after the end of such Initial Earnout Period, Holdings shall issue to the Sellers (or an affiliated entity of the Sellers), in accordance with the instruction of Sellers’ Representative, 500,000 shares of Common Stock.
(B)If revenue of Holdings and its Earnout Subsidiaries (determined in accordance with GAAP) for the 12-month period ending on December 31, 2025 (the “Second Earnout Period” and together with the Initial Earnout Period, the “Earnout Period”) is greater than or equal to $[***] over the revenue of Holdings and its Earnout Subsidiaries (determined in accordance with GAAP) for the 12-month period ending on December 31, 2024, within ninety (90) days after the end of such Second Earnout Period, Holdings shall issue to the Sellers (or an affiliated entity of the Sellers), in accordance with the instruction of Sellers’ Representative, (i) 1,000,000 shares of Common Stock, less (ii) the number of shares of Common Stock issued to the Sellers (or an affiliated entity of the Sellers) pursuant to the Initial Earnout Period.
(C)Holdings and the Sellers acknowledge and agree that Sellers’ Representative shall have no obligation to direct the Earnout Rollover Shares to Sellers based on their Pro Rata Percentages, but such Earnout Rollover Shares are intended for employees, contractors and others that contributed to achieving the earnout results and shall be allocated in the sole discretion of Sellers’ Representative.
For the avoidance of doubt, the maximum number of shares of Common Stock issuable pursuant to this Section 2.2(e) is 1,000,000 shares. Within sixty (60) days after the end of the Initial Earnout Period and, if applicable, the Second Earnout Period, the Buyer will notify the Sellers’ Representative whether any Earnout Rollover Shares are issuable and provide the Sellers’ Representative with a worksheet calculating the amount thereof, if any. The Sellers’ Representative shall then have the same rights to review and object as set forth in Section 2.2(d)(iii); provided that such review period for the Sellers’ Representative shall be thirty (30) days, and any dispute will be resolved as provided in Sections 2.2(d)(iv) and 2.2(d)(v). Within fifteen (15) Business Days after the review period specified in Section 2.2(d)(iii) has run, the Buyer will pay or issue any undisputed amount of the Earnout Rollover Shares to the Sellers, and will pay or issue any balance within ten (10) Business Days of resolution of objections thereon.
(ii)Subject to the terms of this Agreement, following the Closing, the Buyer will have the sole discretion with regard to all matters relating to the operation of the Transferred Companies and their Subsidiaries; provided that during the Earnout Period the Buyer will not take any actions in bad faith for the specific purpose of intentionally seeking to avoid the payment of any Earnout Rollover Shares potentially payable hereunder. Notwithstanding the foregoing, the Buyer has no obligation to operate the Business in order to achieve the issuance of the Earnout Rollover Shares.
(iii)The Buyer and Holdings shall have the right to withhold and set off against any amount otherwise due to be paid under this Section 2.2(e), the amount of (A) any
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adjustments to the Purchase Price owed to Buyer under Section 2.2(d), and (B) any Losses to which any Buyer Group Member may be entitled to receive as indemnification under Article 8.
(iv)The Parties understand and agree that (A) the contingent right to receive any Earnout Rollover Shares will not be represented by any instrument or certificate, is not transferable, and does not constitute an equity or ownership interest in the Buyer or Holdings, (B) the Sellers will not have any rights as a securityholder of Buyer or Holdings as a result of the Sellers’ contingent right to receive any Earnout Rollover Shares hereunder, and (C) no interest is payable with respect to any Earnout Rollover Shares.
(f)Deferred Rollover Shares. Within thirty (30) days after the first anniversary of the Closing Date, as additional consideration for the Shares, Holdings shall issue up to 1,542,857 additional shares of Common Stock (the “Deferred Rollover Shares” and, together with the Closing Rollover Shares (as adjusted pursuant to Sections 2.2(c) and 2.2(d)) and the Earnout Rollover Shares, the “Rollover Shares”) as follows:
(i)If the 20-Day VWAP ending on the first anniversary of the Closing Date (the “First Anniversary Share Price”) is less than or equal to $3.50 per share of Common Stock, Holdings shall issue to the Sellers, in accordance with their Pro Rata Percentages, 1,542,857 shares of Common Stock.
(ii)If the First Anniversary Share Price is less than $8.00 per share of Common Stock and greater than $3.50 per share of Common Stock, Holdings shall issue to the Sellers, in accordance with their Pro Rata Percentages, a number of shares of Common Stock equal to the following formula:
1,200,000 × ($8.00 - First Anniversary Share Price) / First Anniversary Share Price
(iii)If the First Anniversary Share Price is $8.00 per share of Common Stock or greater, Holdings shall not be obligated to issue any shares of Common Stock to the Sellers.
The Buyer and Holdings shall have the right to withhold and set off against any amount otherwise due to be paid under this Section 2.2(f), the amount of (A) any adjustments to the Purchase Price owed to Buyer under Section 2.2(d), and (B) any Losses to which any Buyer Group Member may be entitled to receive as indemnification under Article 8.
2.3.Withholding. The Buyer and its Affiliates (including Holdings) shall be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to this Agreement and/or the other Transaction Documents such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code or any other applicable provision of Law. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by the Buyer and its Affiliates (including Holdings), such amounts shall be treated for all purposes of this Agreement and/or the other Transaction Documents as having been paid to the Person to which such amounts would otherwise have been paid
3.REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED COMPANIES.
As a material inducement to Buyer and Holdings to enter into this Agreement, with the understanding that Buyer and Holdings will be relying thereon in consummating the transactions contemplated hereby, the Transferred Companies and each of the Sellers, jointly and severally,
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represent and warrant to each of Buyer and Holdings that, except as set forth in the disclosure schedule delivered by the Transferred Companies and the Sellers to Buyer and Holdings on the date hereof (the “Disclosure Schedule”):
3.1.Organization and Power.
(a)Each Transferred Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary power and authority and all authorizations, licenses, Permits and certifications necessary to own and operate its properties and to carry on its business as now conducted.
(b)Each Transferred Company has the requisite power and authority to enter into and perform its obligations under the documents and other agreements contemplated by this Agreement to which such Transferred Company is a party (collectively, the “Company Transaction Documents”).
(c)The copies of the current organizational and governing documents of each Transferred Company and its Subsidiaries (the “Governing Documents”) made available by the Sellers to Buyer prior to the date hereof reflect all amendments or other modifications made thereto and are true, correct and complete, and in effect, as of the date hereof. None of the Transferred Companies or their Subsidiaries is in violation of any of the provisions of its Governing Documents. Each Transferred Company is qualified to do business as a foreign legal entity in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not otherwise adversely affect such Transferred Company in any material respect.
(d)A true and complete list of the Subsidiaries of each Transferred Company is set forth on Section 3.1(d) of the Disclosure Schedule, and such list set forth, with respect to each such Subsidiary, as of the date hereof (i) its jurisdiction of organization or formation, (ii) the direct or indirect ownership interest of the Transferred Company in each Subsidiary, as well as the ownership interest of any other Person in each Subsidiary that is not wholly owned, directly or indirectly, by the Transferred Company, and (iii) the Transferred Company’s or its Subsidiaries’ direct or indirect equity interests in any other Person.
3.2.Execution; Delivery; Valid and Binding Agreements. The execution, delivery and performance by each Transferred Company of this Agreement and the other Company Transaction Documents, and the consummation by the Transferred Companies of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action on the part of each Transferred Company. This Agreement and each of the other Company Transaction Documents have been duly executed and delivered by each Transferred Company and (assuming the due authorization, execution and delivery by the other parties thereto) constitute the valid and binding obligation of each Transferred Company, enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
3.3.No Breach. Subject to receiving consents from or providing notices to the third parties and Governmental Entities listed on Section 3.3 of the Disclosure Schedule, the execution, delivery and performance by the Sellers of this Agreement and the other Seller Transaction Documents, and the consummation by the Sellers of the transactions contemplated hereby and thereby, do not and will not require any consent from or notice to any third parties or Governmental Entities and do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of or result in the creation of a right
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of termination or acceleration or any Lien upon any assets of the Transferred Companies or their Subsidiaries under the provisions of (a) any Contract or Permit by which any Transferred Company or its Subsidiaries are bound or affected, (b) the Governing Documents or (c) any Laws to which any Transferred Company or its Subsidiaries (or any of the property held by the any Transferred Company or its Subsidiaries) is subject or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or thereby.
3.4.Capitalization.
(a)Section 3.4(a) of the Disclosure Schedule sets forth the following with respect to each type, class or series of Equity Interest of each Transferred Company: the number of authorized shares, the number of issued and outstanding shares and the par value. The Sellers own (beneficially and of record) all of the Shares, free and clear of all Liens (other than Permitted Liens and restrictions on transfer under applicable securities Laws). Upon the effectiveness of the transactions contemplated by this Agreement, Buyer will own the Shares, free and clear of all Liens (other than Permitted Liens and restrictions on transfer under applicable securities Laws). Following the Closing, the Buyer will hold 100% of the Equity Interests of the Transferred Companies and their Subsidiaries. The Shares are not, and have never been, certificated.
(b)Except as set forth in Section 3.4(b) of the Disclosure Schedule, each Transferred Company owns (beneficially and of record) all of the Equity Interests of each of its Subsidiaries.
(c)Except with respect to its Subsidiaries, each Transferred Company (i) does not own, of record, beneficially or otherwise, directly or indirectly, any Equity Interest of any other Person, (ii) does not Control, directly or indirectly, any other entity and (iii) has not entered into any management services agreement, administrative services agreement or any other similar agreement with a Person with respect to the provision of professional services and/or management services.
(d)All of the Shares (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were offered, sold, Transferred, issued and delivered in compliance with applicable foreign, federal and state securities Laws and (iii) are not subject to, and were not issued in violation of, any preemptive rights or any other third party rights created by statute, the Governing Documents or any agreement to which any Transferred Company or their Subsidiaries or any Seller is a party or by which any of such Persons is bound.
(e)All of the Equity Interests of each Subsidiary held by each Transferred Company (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were offered sold, issued and delivered in compliance with applicable foreign, federal and state securities Laws and (iii) are not subject to, and were not issued in violation of, any preemptive rights or any other third party rights created by statute, the Governing Documents or any agreement to which any Transferred Company or their Subsidiaries or any Seller is a party or by which any of such Persons is bound.
(f)Except as set forth in Section 3.4(f) of the Disclosure Schedule, there are no: (i) agreements or other rights or arrangements existing which provide for the sale or issuance by a Transferred Company or its Subsidiaries or any Seller of the Shares or any Equity Interest of any Transferred Company or their Subsidiaries (other than this Agreement and the Transaction Documents); (ii) rights, subscriptions, warrants, options, conversion rights, agreements or arrangements of any kind outstanding to purchase, exchange, transfer, sell, register or otherwise acquire from any Transferred Company or their Subsidiaries or any Seller any Shares or other securities of any kind of any Transferred Company or its Subsidiaries; or (iii) agreements or
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other obligations (contingent or otherwise) which may require a Transferred Company or its Subsidiaries or any Seller to repurchase, redeem or otherwise acquire any Equity Interests in any other Person.
3.5.Financial Statements.
(a)Attached in Section 3.5(a) of the Disclosure Schedule are true, correct and complete copies of (i) the unaudited consolidated balance sheets, as of June 30, 2023, of each Transferred Company and its Subsidiaries (the “Latest Balance Sheet”) and the unaudited consolidated statements of income and cash flows of each Transferred Company and its Subsidiaries for the six (6)-month period then ended (such statements of income and cash flows and the Latest Balance Sheet being referred to as the “Latest Financial Statements”) and (ii) the unaudited consolidated balance sheets, as of December 31, 2022, December 31, 2021 and December 31, 2020 of each Transferred Company and its Subsidiaries and the unaudited consolidated statements of income and cash flows of each Transferred Company and its Subsidiaries for the respective twelve (12)-month periods then ended (collectively, the “Annual Financial Statements” and collectively with the Latest Financial Statements, the “Financial Statements”). The Latest Financial Statements and the Annual Financial Statements are derived from the books and records of each Transferred Company and its Subsidiaries and fairly present, in all material respects, the financial position of such Transferred Company and its Subsidiaries as of the dates thereof and results of operations for the periods referred to therein (except that the Financial Statements do not contain footnotes). The Annual Financial Statements have been prepared in accordance with GAAP. The Latest Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required for compliance with GAAP), consistent with the Annual Financial Statements.
(b)All accounts, books and ledgers related to the business of each Transferred Company and its Subsidiaries are accurate and complete in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. None of the Transferred Companies or their Subsidiaries have any of their records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and control of such Transferred Company or its Subsidiaries. Each Transferred Company and its Subsidiaries maintain effective controls and procedures to ensure that all material information covering such Transferred Company or its Subsidiaries is made known on a timely basis to the individuals responsible for preparation of the Annual Financial Statements and Latest Financial Statements.
(c)Except as set forth in Section 3.5(c) of the Disclosure Schedule, none of the Transferred Company or their Subsidiaries have any Indebtedness (other than for Taxes not yet due and payable).
(d)The accounts receivable and other receivables reflected in the Final Closing Net Working Capital (including any unbilled receivable amounts) are (i) valid receivables that have arisen from bona fide transactions in the Ordinary Course of Business and (ii) not subject to valid counterclaims or setoffs.
3.6.Absence of Undisclosed Liabilities. None of the Transferred Companies or their Subsidiaries have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted), except (a) liabilities specifically accrued for on the Latest Balance
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Sheet, (b) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business, or (c) liabilities set forth in Section 3.6 of the Disclosure Schedule.
3.7.No Material Adverse Effect. Since December 31, 2020, (a) each Transferred Company and its Subsidiaries have conducted their business in the Ordinary Course of Business and (b) there has been no Material Adverse Effect.
3.8.Absence of Certain Developments. Since December 31, 2022:
(a)Except as set forth in Section 3.8(a) of the Disclosure Schedule none of the Transferred Companies or their Subsidiaries has sold, leased or disposed of, or subjected to any Lien (other than Permitted Liens), any of its tangible or intangible assets, other than sales, leases or dispositions that are immaterial to the Transferred Companies or their Subsidiaries, or canceled or released any material debt or material claim held by it other than in the Ordinary Course of Business;
(b)none of the Transferred Companies or their Subsidiaries have (i) made any loan or advance to any Person, other than advances to employees for business expenses to be incurred in the Ordinary Course of Business or transactions with customers on credit in the Ordinary Course of Business, (ii) applied for, assented or attest to (or permitted a deemed assent or attestation by failure to act) or accepted any financial assistance under the CARES Act;
(c)there has been no theft of, or damage, destruction or loss to, (i) any asset of any Transferred Company or its Subsidiaries necessary to the operation of its business, whether or not covered by insurance, or (ii) any of the books and records of any Transferred Company or its Subsidiaries;
(d)none of the Transferred Companies or their Subsidiaries have (i) entered into any Material Contract, (ii) terminated any Contract that would be a Material Contract if in existence as of the date hereof, other than with respect to terminations or expirations of any such Contracts in accordance with their terms, or (iii) modified any Material Contract;
(e)none of the Transferred Companies or their Subsidiaries have made any material change in its accounting methods or policies (including in its cash management practices and its practices with respect to collection of accounts receivable, establishment of accruals and reserves (including for bad debt and deferred revenue), inventory control, prepayment of expenses and acceptance of customer deposits), unless such change was required by GAAP;
(f)none of the Transferred Companies or their Subsidiaries have made, or committed to make, capital expenditures for any property outside of the Ordinary Course of Business or in excess of $100,000 in the aggregate;
(g)none of the Transferred Companies or their Subsidiaries have declared, set aside or paid any cash or equity dividend or other constructive or deemed distribution in respect of any of their equity securities, or otherwise made payment to any Seller or any of their respective Affiliates in such Person’s capacity as a Seller;
(h)except as required under any Plan or Contract, or to comply with applicable Law, none of the Transferred Companies or their Subsidiaries have made or granted any bonus or any wage, salary, compensation increase or severance to any director, officer, employee, independent contractor or consultant, or amended or terminated any existing Plan or arrangement, or adopted any new Plan;
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(i)except as required under any Plan or Contract, or to comply with applicable Law, none of the Transferred Companies or their Subsidiaries have adopted, amended, modified, or terminated any employment agreement, independent contractor agreement, consulting agreement, staffing agreement or arrangement for the services of temporary employees, collective bargaining agreement or other agreement for the payment of any wages, incentive or severance;
(j)none of the Transferred Companies or their Subsidiaries have effectuated any reduction in force, early retirement program or other voluntary or involuntary employment termination program or otherwise implemented any employee layoff, in each case, not in compliance with the Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law;
(k)none of the Transferred Companies or their Subsidiaries have (i) accelerated or delayed the collection of notes or accounts receivable in advance of or beyond the dates when the same would have been collected in the Ordinary Course of Business or (ii) delayed or accelerated the payment of any account payable or other liability beyond or in advance of the dates when the same would have been paid in the Ordinary Course of Business;
(l)Except as set forth in Section 3.8(l) of the Disclosure Schedule, none of the Transferred Companies or their Subsidiaries have made any acquisition, by means of merger, recapitalization, consolidation or purchase of all or substantially all of the assets of a Person or other similar transaction, or any disposition of assets or securities of any other Person;
(m)there has been no Proceeding involving or relating to any Transferred Company or its Subsidiaries (or any of their businesses or assets), and there has been no loss, expiration or revocation of any Permit;
(n)none of the Transferred Companies has deferred any employee-side payroll Taxes under the CARES Act; and
(o)there has been no authorization, approval, agreement or commitment made by any Transferred Company or its Subsidiaries to do any of the foregoing other than as contemplated in this Agreement.
3.9.Title to Properties; Sufficiency of Assets.
(a)None of the Transferred Companies or their Subsidiaries own any real property and have never owned any real property. Section 3.9 of the Disclosure Schedule lists all of the real property demised by leases, licenses, subleases or other occupancy agreements (the “Leases”), currently leased, licensed, used, managed or occupied by the Transferred Companies and their Subsidiaries (collectively, the “Real Property”). The Real Property constitutes all of the real property used by the Transferred Companies and their Subsidiaries in the conduct of their business.
(b)The Leases are in full force and effect, and each Transferred Company and its Subsidiaries hold a valid and existing leasehold interest under each of the Leases to which it is a party. The Sellers have made available to Buyer complete and accurate copies of each of the Leases (including all notices exercising renewal, expansion, termination or other material rights under the Leases), and none of the Leases has been modified in any respect, except to the extent that the copies made available to Buyer disclose such modifications. None of the Transferred Companies or their Subsidiaries have leased or sublet, as lessor, sublessor, licensor or the like, any of the Real Property. No Lease is subject to any prime, ground or master lease, mortgage, deed of trust or other Lien or interest which would entitle the interest holder to interfere with or
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disturb any Transferred Company or its Subsidiaries rights under such Lease while it is not in default under the Lease (other than a Permitted Lien). None of the Transferred Companies or their Subsidiaries is in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default by any Transferred Company or its Subsidiaries under any of the Leases; nor, to the Knowledge of Sellers, is any other party to any of the Leases in default.
(c)All of the buildings, fixtures, leasehold improvements, computers, equipment and other tangible and intangible assets necessary for the conduct of the business of the Transferred Companies and their Subsidiaries as now conducted are in good condition and repair, ordinary wear and tear excepted, are usable in the Ordinary Course of Business, and, except with respect to intangible assets, are located on the Real Property. The Transferred Companies and their Subsidiaries own (and have good and marketable title to), or lease under valid leases, all buildings, leasehold improvements, computers, equipment and other tangible and intangible assets used in the conduct of their business as now conducted and as conducted during the past twelve (12) months free and clear of all Liens, other than Permitted Liens.
3.10.Tax Matters.
(a)Each Transferred Company and its Subsidiaries have complied in all material respects with all Laws relating to Taxes. Each Transferred Company and its Subsidiaries have timely filed all Tax Returns required to be filed by it in accordance with applicable Laws. All such Tax Returns were true, correct and complete in all material respects. All Taxes of each Transferred Company and its Subsidiaries due and payable with respect to any such Tax Returns (whether or not shown as due on a Tax Return) and all Taxes otherwise payable by each Transferred Company or its Subsidiaries have been timely paid.
(b)The aggregate unpaid Taxes of each Transferred Company and its Subsidiaries do not exceed the reserves for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Latest Balance Sheet (without regard to any notes thereto) as adjusted for the passage of time through the Closing Date. Since the date of the Latest Balance Sheet, none of the Transferred Companies or their Subsidiaries have (i) incurred any Taxes outside the Ordinary Course of Business, (ii) changed a method of accounting for Tax purposes, (iii) entered into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to any Tax matter, (iv) changed an accounting period with respect to Taxes, (v) filed an amended Tax Return or a supplement to a Tax Return, (vi) changed or revoked any material election with respect to Taxes, (vii) surrendered any right to a Tax refund or (viii) made any Tax election inconsistent with past practices.
(c)There are no Liens for Taxes on any assets of any Transferred Company or its Subsidiaries other than statutory Liens for current Taxes not yet due and payable that have been fully accrued on its books.
(d)Each Transferred Company and its Subsidiaries have timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. Each Transferred Company and its Subsidiaries have timely remitted all withheld Taxes to the proper Governmental Entity in accordance with all applicable Laws.
(e)None of the Transferred Companies and their Subsidiaries have ever been a member of any Affiliated Group in any jurisdiction. None of the Transferred Companies and their Subsidiaries are liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation
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Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws) or otherwise. None of the Transferred Companies and their Subsidiaries are party to any Tax Sharing Agreements (other than Ordinary Course Tax Sharing Agreements). All amounts payable with respect to (or by reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such agreements.
(f)None of the Transferred Companies and their Subsidiaries is, and since January 1, 2016 have not been, a “United States real property holding corporation” within the meaning of Code Section 897(c). Except as set forth on Section 3.10(f) of the Disclosure Schedule, none of the Transferred Companies or their Subsidiaries are organized under the Laws of a non-U.S. jurisdiction. Except as set forth on Section 3.10(f) of the Disclosure Schedule, none of the Sellers is a foreign person within the meaning of Code Section 1445.
(g)No audits or other Proceedings are in progress, pending or, to the Knowledge of Sellers, threatened with regard to any Taxes or Tax Returns of or with respect to a Transferred Company or its Subsidiaries. None of the Transferred Companies or their Subsidiaries or any Seller has received a notice in writing from any Governmental Entity that any Transferred Company or its Subsidiaries is required to pay Taxes or file Tax Returns in a jurisdiction in which it does not file Tax Returns or pay Taxes. None of the Transferred Companies or their Subsidiaries have commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.
(h)None of the Transferred Companies or their Subsidiaries have a request for a private letter ruling or similar relief, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or any other request pending with any Governmental Entity that relates to its Taxes or Tax Returns. No power of attorney granted by any Transferred Company or its Subsidiaries with respect to any Taxes is currently in force. None of the Transferred Companies or their Subsidiaries have executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.
(i)None of the Transferred Companies or their Subsidiaries have been, in the past three (3) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368 (or any similar provisions of state, local or foreign Law). None of the Transferred Companies or their Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of equity interests that was reported or otherwise constituted a distribution of equity interests under Code Section 355 in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.
(j)None of the Transferred Companies or their Subsidiaries have engaged in any transaction which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).
(k)None of the Transferred Companies or their Subsidiaries is subject to a Tax holiday or Tax incentive or grant in any jurisdiction.
(l)None of the Transferred Companies or their Subsidiaries are party to any Contract, agreement, plan or other arrangement covering any employee or former employee or contractor or former contractor that, individually or collectively, could reasonably be expected to give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) that could not be deductible by reason of Code Section 280G or similar
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foreign Law or could be subject to an excise Tax under Code Section 4999 or similar foreign Law (in each case, determined without regard to the exceptions provided for in Code Section 280G(b)(5)).
(m)Each of the Transferred Companies’ and their Subsidiaries’ “nonqualified deferred compensation plans” within the meaning of Code Section 409A has been maintained in operational and documentary compliance with Code Section 409A and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Code Section 409A. None of the Transferred Companies or their Subsidiaries have agreed to pay, gross up, or otherwise indemnify any employee or contractor for any employment or income Taxes, including potential Taxes imposed under Code Section 4999 or Code Section 409A or similar foreign Law.
(n)Except for equity of any Transferred Company or its Subsidiaries for which a valid and timely election has been made under Code Section 83(b), as of the Closing Date, no outstanding equity of any Transferred Company or its Subsidiaries is subject to a “substantial risk of forfeiture” for purposes of Code Section 83 or similar foreign law.
(o)None of the Transferred Companies or their Subsidiaries are required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts or advance payments received or paid on or prior to the Closing Date or deferred revenue realized on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121 or any “gain recognition agreements” entered into under Code Section 367) on or prior to the Closing Date; and (vi) the application of Code Section 263A (or any similar provision of state, local, or non-U.S. Laws). None of the Transferred Companies or their Subsidiaries have made an election (including a protective election) pursuant to Code Section 108(i). None of the Transferred Companies or their Subsidiaries have any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460 or has not deferred any income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Code Section 455, Code Section 456, or any corresponding or similar provisions of Law. None of the Transferred Companies or their Subsidiaries own an interest in any Flow-Thru Entity. None of the Transferred Companies or their Subsidiaries have ever used the cash method of accounting for income Tax purposes.
(p)No asset of any Transferred Company or its Subsidiaries is tax-exempt use property under Code Section 168(h). No portion of the cost of any asset of any Transferred Company or its Subsidiaries has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a) or similar foreign law. None of the assets of any Transferred Company or its Subsidiaries is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).
(q)Except as set forth in Section 3.10(q) of the Disclosure Schedule, none of the Transferred Companies or their Subsidiaries engage (and have not engaged) in a trade or business in a country other than the United States of America.
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(r)None of the Transferred Companies or their Subsidiaries have (i) deferred any payroll Taxes or claimed any employee retention credits under the CARES Act or (ii) claimed or received any credits any under the CARES Act.
3.11.Contracts and Commitments.
(a)Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list, for each of the following categories, of all Contracts (to the extent required to be set forth in Section 3.11(a) of the Disclosure Schedule, a “Material Contract”) to which any Transferred Company or its Subsidiaries is a party or by which any Transferred Company or its Subsidiaries is bound:
(i)each Contract with a Material Customer or Material Vendor (including any amendments thereto, purchase or work orders thereunder, etc.);
(ii)any joint venture, strategic alliance or partnership Contract;
(iii)(A) any Contract for the employment or engagement of any director, officer, employee or other Person (including consultants and independent contractors) on a regular full-time, regular part-time or consulting basis and (B) any Contract providing for severance pay, retention, change in control, success or other similar bonus payments for any such director, officer, employee or Person;
(iv)any Contract with any staffing company, temporary employee agency, professional employer organization or other similar company or agency;
(v)any collective bargaining agreement or any other Contract with an employee representative or labor group representing any employees of any Transferred Company or its Subsidiaries;
(vi)any Contract relating to Indebtedness of, or any Lien on any of the assets of, any Transferred Company or its Subsidiaries;
(vii)any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the liabilities, obligations or Indebtedness of any other Person;
(viii)any Contract providing for the lease or license of any tangible personal property;
(ix)any Contract or group of related Contracts with the same party (or its Affiliates) for the purchase of products or services under which the undelivered balance of such products or services is in excess of $50,000 over the remaining term of the Contract;
(x)any Contract containing any obligation or liability, contingent or otherwise, of any Transferred Company or its Subsidiaries to pay royalties;
(xi)any Contract containing non-competition, non-solicitation, exclusivity, “take-or-pay” or most-favored nation pricing provisions applicable anywhere in the world;
(xii)any Contract relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any Person pursuant to which any Transferred Company or its Subsidiaries has any obligation or liability, contingent or otherwise;
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(xiii)any Contract or commitment for capital expenditures in excess of $50,000;
(xiv)any Contract (i) under which any Transferred Company or its Subsidiaries receives a license or other rights with respect to, or grants to any Person any license or other rights with respect to, any Company Intellectual Property, excluding licenses for off-the-shelf Software licensed for the internal use of such Transferred Company or its Subsidiaries on a “click-through” or “shrink-wrap” basis (in each case, so long as the cost of such license does not exceed $50,000), or (ii) which relates to the development, ownership, registration or enforcement of any Intellectual Property material to the business of such Transferred Company or its Subsidiaries;
(xv)any Contract involving a Governmental Entity;
(xvi)any power of attorney granted by any Transferred Company or its Subsidiaries to any Person;
(xvii)any Contract that provides for indemnification of any officer, director or employee of any Transferred Company or its Subsidiaries;
(xviii)any Contract that is between or among any Transferred Company or its Subsidiaries, on the one hand, and any Seller or any director, manager, partner, officer or employee (or any of their Affiliates) of any Transferred Company or its Subsidiaries (or in the case of any such Person who is an individual, any member of his or her immediate family), on the other hand (other than benefits under the Plans); and
(xix)any Contract not otherwise disclosed in Section 3.11(a) of the Disclosure Schedule which is either material to the business of the Transferred Companies and there Subsidiaries, taken as a whole, or was not entered into in the Ordinary Course of Business.
(b)Each Material Contract is valid, in full force and effect and enforceable against the Transferred Company or Subsidiary that is party thereto and, to the Knowledge of Sellers, against each other Person party thereto in accordance with its terms. Each Transferred Company and its Subsidiaries have performed, in all material respects, all obligations required to be performed by it under the Material Contracts and has not been notified in writing of any claim of default under any such Material Contract. None of the Transferred Companies or their Subsidiaries have received any written notice of termination or nonrenewal with respect to any of the Material Contracts. To the Knowledge of Sellers, there is no current breach or anticipated breach by any other party to any such Material Contract. To the Knowledge of the Sellers, no event has occurred that, with the lapse of time, a giving of notice or both, could reasonably be expected to constitute a breach or violation of or a default under or permit the termination, modification or acceleration of any Material Contract. For the avoidance of doubt, with respect to any Material Contract which is an oral Contract, Section 3.11(a) of the Disclosure Schedule sets forth a description of the material terms thereof.
3.12.Intellectual Property.
(a)Section 3.12(a) of the Disclosure Schedule is a full and complete listing of all Company Intellectual Property that each Transferred Company and its Subsidiaries own or purports to own that is Registered Intellectual Property or that is material unregistered Company Intellectual Property, other than: (i) Inventions, Software, Databases, Technology, Other IP and unregistered Copyrights; (ii) Third Party Intellectual Property made available to any of the Transferred Companies’ or their Subsidiaries’ personnel while on third party facilities; (iii) Governmental Entity-furnished materials of which the Transferred Companies and their
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Subsidiaries are entitled to make use solely for the performance of Contracts with such Governmental Entity; and (iv) Intellectual Property embedded in equipment owned or used by the Transferred Companies and their Subsidiaries (such intellectual property described in the foregoing clauses (i)-(iv), the “Unlisted IP”). The Company Intellectual Property listed (or which should be listed) in Section 3.12(a) of the Disclosure Schedule, together with the Unlisted IP and the Software and Databases listed (or which should be listed) in Section 3.12(d) of the Disclosure Schedule, constitutes all of the Intellectual Property that is material to the business of the Transferred Companies and their Subsidiaries as currently conducted.
(b)The Transferred Companies and their Subsidiaries (i) own and possess all right, title and interest free and clear of any Liens or (ii) hold a valid and enforceable written license or other permission, in and to all Company Intellectual Property. Each Transferred Company and its Subsidiaries is listed on each and every pertinent application or registration for Company Intellectual Property owned by it that is the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration or application (“Registered Intellectual Property”) as the sole owner of record thereof.
(c)Except as set forth in Section 3.12(c) of the Disclosure Schedule, all personnel, including current and former employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, on behalf of the each Transferred Company and its Subsidiaries, of any material Company Intellectual Property owned by the Transferred Companies or their Subsidiaries, or who otherwise would have any rights in or to any material Company Intellectual Property owned by any Transferred Company or its Subsidiaries, either (i) have been a party to “work-for-hire” arrangements or agreements with such Transferred Company or Subsidiary in accordance with applicable Law that has accorded such Transferred Company or Subsidiary full and effective ownership of all rights in such Intellectual Property thereby arising or (ii) have executed valid and enforceable written instruments of assignment in favor of such Transferred Company or Subsidiary as assignee that have conveyed to such Transferred Company or Subsidiary effective ownership of all rights in such Intellectual Property developed or acquired while performing such services on behalf of such Transferred Company or Subsidiary, and including all claims and causes of action arising therefrom.
(d)Section 3.12(d)(i) of the Disclosure Schedule lists all material Software developed by or for the Transferred Companies and their Subsidiaries and owned or purported to be owned by them. None of the Software set forth in Section 3.12(d) of the Disclosure Schedule contains or is derived from any Open Source Code or is used or distributed by the Transferred Companies or their Subsidiaries in a manner which imposes any limitation, restriction or condition on the right or ability of the Transferred Companies or their Subsidiaries to use, distribute or enforce any Company Intellectual Property in any manner. For purposes of this Agreement, “Open Source Code” means any software code that is distributed as “open source software,” “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such Software. The Transferred Companies and their Subsidiaries own or have the right to use all Software and systems used by them in the operation of their businesses as currently conducted (“Internal Use Software”) without any conflict with the rights of other Persons. Except as set forth in Section 3.12(d)(ii) of the Disclosure Schedule, none of the Transferred Companies or Subsidiaries use, rely on or contract with any Person to provide services bureau, outsourcing or other computer processing services to any Transferred Company or its Subsidiaries, in lieu of or in addition to its use of the Internal Use Software.
(e)The Transferred Companies and their Subsidiaries rights in the Company Intellectual Property are valid, enforceable and fully subsisting (to the extent such concepts apply) and, to the Knowledge of Sellers, there are no facts showing or notices from any Person
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asserting that any of the Company Intellectual Property rights are invalid or not enforceable. To the Knowledge of Sellers, the Company Intellectual Property owned by the Transferred Companies and their Subsidiaries has not been infringed, misappropriated or violated in the past three (3) years and is not currently being infringed, misappropriated or violated by other Persons. No claim by any third party against any Transferred Company or its Subsidiaries contesting the use, registration, validity, enforceability, effectiveness or ownership of any such Company Intellectual Property is currently pending against any Transferred Company or its Subsidiaries, has been received by any Transferred Company or its Subsidiaries within the past three (3) years or, to the Knowledge of Sellers, is threatened or reasonably expected to arise. Without limiting the generality of the foregoing, all Company Intellectual Property that is Registered Intellectual Property are in full force and effect and all actions required to keep such rights pending or in effect or to provide full available protection, including the payment of filing, examination, annuity and maintenance fees and the filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken. Except as set forth in Section 3.12(e) of the Disclosure Schedule, no Registered Intellectual Property is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding to which any Transferred Company or its Subsidiary has received notice placing in question the validity or scope of such Intellectual Property.
(f)Neither (i) the conduct of the Transferred Companies’ and their Subsidiaries’ business as currently conducted or as conducted since January 1, 2020 (the “Look-Back Date”), nor (ii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, import, export, sale or any other exercise of rights in any current or former product or service by any Transferred Company or its Subsidiaries or licensee of any Transferred Company or its Subsidiaries has since the Look-Back Date, to the Knowledge of Sellers, infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any Intellectual Property owned by any Person (the “Third Party Intellectual Property”). Since the Look-Back Date, none of the Transferred Companies or their Subsidiaries have received any written notice or claim of any infringement, misappropriation or other violation or conflict by any Transferred Company or its Subsidiaries or any of their products or services of any Third Party Intellectual Property, and to the Knowledge of Sellers, no valid basis exists for any such notice or claim.
(g)Each Transferred Company and its Subsidiaries have taken commercially reasonable efforts to protect the secrecy and confidentiality of any of the Company Intellectual Property that constitutes trade secrets or for which such Transferred Company or its Subsidiaries has a confidentiality obligation to any Person and has taken commercially reasonable efforts to protect the ownership, rights in or to, or value of the Company Intellectual Property owned by any Transferred Company or its Subsidiaries. No trade secrets or any other confidential information of the Transferred Companies or their Subsidiaries or of any Person to whom the Transferred Companies or their Subsidiaries owe a duty of confidentiality has been disclosed by the Transferred Companies or their Subsidiaries to any Person who neither has signed a written agreement nor is otherwise subject to a legal or common law obligation restricting the disclosure and use of such trade secrets or any other confidential information by such Person.
(h)None of the Transferred Companies or their Subsidiaries (i) are, to the Knowledge of Company, under investigation by any Governmental Entity for non-compliance with any applicable Law relating to privacy or security of personal data, and (ii) since the Look-Back Date, have received (A) any written notice from any Governmental Entity alleging non-compliance with any applicable Law relating to the collection, use, storage, transfer, disclosure or processing of personal data or data privacy or security or (B) any written complaint from any Person about the their collection, use, storage, transfer or disclosure of personal data.
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(i)Each Transferred Company and its Subsidiaries are and since the Look-Back Date have been in compliance in all material respects with (i) all applicable Laws relating to privacy and/or security of personal data (ii) the Payment Card Industry Data Security Standards, and (iii) all Contracts with any Person that are applicable to the collection, use, receipt, storage, security, disposal, transfer or disclosure of Personal Information, including in the provision of any deliverables or services to third parties and any related data processing instructions provided by customers (“Privacy Contracts”). Without limiting the generality of the foregoing, each Transferred Company and its subsidiaries have obtained all necessary consents, permissions and rights to use, collect, store, disclose and transfer the Personal Information in their possession or under their control in connection with the operation of their businesses. Since the Look-Back Date, no Personal Information has been (x) collected, used, stored or otherwise interacted with by the any Transferred Company or its Subsidiaries or any system or Software of any Transferred Company or its Subsidiaries in violation of any Laws or Privacy Contracts or (y) transferred or disclosed by any Transferred Company or its Subsidiaries to any Person in violation of any Laws or Privacy Contracts. None of the Transferred Companies or their Subsidiaries use any of the Personal Information they receive through any websites or otherwise in connection with its business in a manner that in any way violates any applicable Law or Privacy Contracts.
(j)Each Transferred Company and its Subsidiaries have reasonable safeguards in place to protect Personal Information in their possession or control from unauthorized access by any Person. There has been no unauthorized access, use or disclosure of Personal Information in the possession or control of any Transferred Company or its Subsidiaries or, to the Knowledge of Sellers, any Transferred Company or Subsidiary’s contractors, agents or representatives. Since the Look-Back Date, none of the Transferred Companies or their Subsidiaries have received any oral, written or other complaint, claim, demand, inquiry or other notice, including a written notice of investigation, from any Person (including any Governmental Entity) regarding their collection, processing, use, storage, transfer or disclosure of Personal Information or alleging that their collection, processing, use, storage, security, transfer or disclosure of Personal Information is in violation of any applicable Laws or Privacy Contracts or otherwise constitutes an unfair, deceptive or misleading trade practice.
3.13.Litigation.
(a)Since the Look-Back Date, there have been no Proceedings against, affecting or brought by any Transferred Company or its Subsidiaries, and no such Proceedings are pending or, to the Knowledge of Sellers, threatened against or affect the Transferred Companies or their Subsidiaries or any of their respective directors, officers or employees, at law or in equity, or before or by any Governmental Entity. There are no Proceedings pending or, to the Knowledge of Sellers, threatened or reasonably expected to arise against any Seller or any Transferred Company or its Subsidiaries seeking to enjoin, restrain or materially delay any of the transactions contemplated by this Agreement, nor, to the Knowledge of Sellers, are there any presently existing facts or circumstances that would constitute a reasonable basis therefor.
(b)None of the Transferred Companies or their Subsidiaries are, or since the Look-Back Date have been, subject to any order of, consent decree, judgment, writ, injunction, decree, award, conciliation agreement, settlement agreement, corrective action plan or other similar agreement by or with any Person (including any Governmental Entity), or any judgment, order, writ, injunction, decree or award of any Governmental Entity, including cease-and-desist or other orders.
3.14.Employees.
(a)Current Employees.
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(i)Section 3.14(a)(i) of the Disclosure Schedule sets forth a true, correct and complete listing of the Transferred Companies’ and their Subsidiaries’ current employees with the following information: employer name, name, job title or function, job location, compensation (including, as applicable, salary, hourly rate, incentive pay and bonuses), full-time or part-time status, active or leave of absence status, and Fair Labor Standards Act status and exemption. None of the Transferred Companies or their Subsidiaries have paid or promised to pay any bonuses, commissions or incentives to any of its employees, including any officer or director, that are not included in the Final Closing Net Working Capital. Each Person who provides services to any Transferred Company or its Subsidiaries, or who is classified by any Transferred Company or its Subsidiaries as an employee, is properly classified with respect to employment status for all purposes, including for employment, labor, benefits and Tax purposes. All employees of any Transferred Company or its Subsidiaries are legally permitted to be employed by such Transferred Company or its Subsidiaries in the jurisdiction in which such employees are employed in their current job capacities.
(ii)Except as indicated on Section 3.14(a)(ii) of the Disclosure Schedule, the employment of all employees is “at will” and may be terminated by the employing entity at any time, for any reason or no reason, in accordance with applicable Law.
(b)Current Independent Contractors. Section 3.14(b) of the Disclosure Schedule sets forth a true, correct and complete listing of the individual (non-entity) independent contractors who currently provide services to any Transferred Company or its Subsidiaries with the following information: name of engaging entity, name, type of services provided, start date of services and/or term of services (as applicable) and compensation arrangement.
(c)Each Transferred Company and its Subsidiaries are, and since the Look-Back Date have been, in compliance with all Laws relating to employment or labor, including, but not limited to, provisions thereof relating to wages, hours, equal opportunity, workers’ compensation, unemployment compensation, reductions in force, working conditions, pay equity, human rights, whistleblowing, prohibited discrimination, affirmative action, occupational health and safety, employee terminations, immigration, family and medical leave, collective bargaining, and the payment and withholding of social security and other Taxes. There are no Proceedings pending, or to the Knowledge of Sellers, threatened against any Transferred Company or its Subsidiaries involving or relating to any current or former employees, directors, officers, independent contractors, consultants, or applicants for employment. None of the Transferred Companies or their Subsidiaries have any liability, whether actual or contingent, arising out of any misclassification of any person as an independent contractor rather than as an employee or with respect to any employee leased from another employer.
(d)To the Knowledge of Sellers, no current officer, employee or group of employees, consultant or independent contractor has given notice to any Transferred Company or its Subsidiaries that such person has any present plans to terminate his, her or its employment or engagement.
(e)None of the Transferred Companies or their Subsidiaries are party to any collective bargaining agreement or other labor Contract applicable to persons employed by the any Transferred Company or Subsidiary. No labor organization, employee representative or group of employees has filed any representation or certification petition or made any written or oral demand for recognition that is pending. No union or collective organizing or decertification efforts are underway or threatened. None of the Transferred Companies or their Subsidiaries have implemented any plant closing, mass termination, or mass layoff of employees as those terms are defined in the federal Worker Adjustment and Retraining Notification Act, or any similar state or local Law.
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(f)There are no pending unfair labor practices, strikes, boycotts, sit-ins, picketing, concerted slowdowns, concerted work stoppages, lockouts, or other labor disruptions, or, to the Knowledge of Sellers, any threats thereof, by or with respect to any employees of any Transferred Company or its Subsidiaries.
(g)Except as set forth in Section 3.14(g) of the Disclosure Schedule, there are no workers’ compensation claims pending against any Transferred Company or its Subsidiaries nor, to the Knowledge of Sellers, are there any facts that could reasonably be expected to give rise to such a claim or claims not covered by workers’ compensation insurance.
(h)The Sellers have provided or made available to Buyer a true, correct and complete copy of each written non-competition or customer non-solicitation Contract with any Transferred Company or its Subsidiaries. To the Knowledge of Sellers, no employee, consultant or independent contractor is in breach of any non-competition Contract as a result of providing services to any Transferred Company or its Subsidiaries. Since the Look-Back Date, none of the Transferred Companies or their Subsidiaries have sought to enforce any non-competition or customer non-solicitation Contract covering a former employee of the Transferred Companies or their Subsidiaries.
(i)None of the Transferred Companies or their Subsidiaries are delinquent in (i) payments to any of its employees for any wages, salaries, commissions, bonuses, vacation time, incentive payments or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees or (ii) the payment of fees for services to any independent contractor or consultant.
(j)The Company has not furloughed, placed on leave (other than as required by Law), terminated the employment of, reduced the compensation or benefits of, or materially modified the working schedule of any of its employees, in each case for any reason relating to COVID-19. The Company has materially complied in good faith with all Laws concerning workplace and employee health and safety practices related to COVID-19 and has made commercially reasonable efforts to comply with all COVID-19 Measures.
3.15.Employee Benefit Plans.
(a)Section 3.15(a) of the Disclosure Schedule sets forth a true, correct and complete list of each Plan. The term “Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA) and each other plan, fund, Contract, program or arrangement (whether written or oral, funded or unfunded) that any Transferred Company or its Subsidiaries sponsor, maintain or contribute to, is required to contribute to, or has any liability (contingent or otherwise) with respect to, for the benefit of present or former employees, independent contractors, consultants, officers, or directors of any Transferred Company or its Subsidiaries, including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, retiree medical or life, legal services, severance, sickness, accident, fringe benefit or other welfare benefits, (ii) pension, retirement, profit sharing, supplemental retirement or deferred compensation benefits, (iii) employment, bonus, commission, incentive, severance, retention, change in control, reimbursement, termination, equity, option, equity appreciation right, phantom equity or equity purchase benefits or (iv) salary continuation, paid time off, supplemental unemployment, vacation or holiday benefits. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(b)There are no Plans subject to Title IV of ERISA or Code Section 412, and neither any Transferred Company or its Subsidiaries nor any of their ERISA Affiliates have, within the six (6) years preceding the date hereof, sponsored, maintained or had an obligation to contribute to, or could reasonably be expected to have any liability with respect to, any plan
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subject to Title IV of ERISA or Code Section 412. The term “ERISA Affiliate” means each Transferred Company or any Subsidiary and any trade or business (whether or not incorporated) that is part of the same controlled group, under common control with, or part of an affiliated service group that includes such Transferred Company or Subsidiary, within the meaning of Code Section 414(b), (c), (m) or (o).
(c)No Plan is, and none of the Transferred Companies, their Subsidiaries and their respective ERISA Affiliates have, within the six (6) years preceding the date hereof, contributed to, (i) a “multiple employer plan” under Code Section 413(c) or 414(f), (ii) a “multiemployer plan” under Sections 3(37) or 4001(a)(3) of ERISA or (iii) a “multiple employer welfare arrangement” under Section 3(4) of ERISA.
(d)No Plan that is a welfare benefit plan subject to ERISA provides health or life insurance benefits to retirees or former employees or service providers of any Transferred Company and its Subsidiaries, except as otherwise required by Code Section 4980B or comparable state Law which provides for continuation coverage.
(e)With respect to each material Plan, to the extent that the following documents exist or are otherwise applicable with respect to such Plan, the Sellers have made available to Buyer true, correct and complete copies of: (i) the most recent determination letter, if any, received by the applicable Transferred Company or Subsidiary, or opinion letter received by a prototype provider, from the IRS, (ii) all pending applications for rulings, determinations, opinions, no action letters filed with, as well as non-routine, material communications with, any Governmental Entity within the prior six (6) years regarding such Plan, (iii) the five (5) most recent Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments, and nondiscrimination testing results, (iv) the Plan document and all amendments thereto, or in the absence of a written plan document, a description of the Plan; (v) the most recent summary plan descriptions, summaries of material modification, trust agreements, insurance contracts, service agreements and all related Contracts and documents (including any material employee communications), and (vi) the most recent financial statements and most recent actuarial or valuation reports or statements.
(f)Each Plan is and has at all times been funded, established, operated, and documented in compliance with all applicable Law (including all reporting and disclosure requirements thereby), including ERISA and the Code, and the terms of such Plan. With respect to each Plan that is intended to be qualified under Section 401(a) of the Code, each such Plan has been determined by the IRS to be so qualified, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code, and, to the Knowledge of Sellers, no facts or circumstances exist which could cause such qualified status to be revoked. No non-exempt prohibited transactions under Section 406 or 407 of ERISA or Section 4975 of the Code have occurred with respect to any Plan.
(g)No Plan is currently under audit or examination by the IRS, the U.S. Department of Labor or any other Governmental Entity. There are no pending or, to the Knowledge of Sellers, threatened, Proceedings, and there are no facts that could reasonably be expected to give rise thereto, involving, directly or indirectly, any Plan or any fiduciary or administrator thereof, or any rights or benefits thereby, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.
(h)Each Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been established, operated and administered in compliance with Section 409A of the Code and the regulations promulgated thereunder.
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(i)Except as set forth on Section 3.15(i) of the Disclosure Schedule, the execution of this Agreement and the other Transaction Documents and the events contemplated hereby and thereby (either alone or in conjunction with any other event) will not trigger or entitle any current or former employee, officer, director, independent contractor, or consultant of any Transferred Company or its Subsidiaries to any payments or benefits under any Plan (including severance, unemployment compensation, change in control payments, or otherwise), acceleration of the time of payment or vesting of any benefit under any Plan (including severance, unemployment compensation, change in control payments, or otherwise), or increase in any benefits otherwise payable under any Plan. No amount paid or payable (whether in cash, in property, or in the form of benefits) by any Transferred Company or its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) would reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G of the Code (in each case, determined without regard to the exception provided for in Code Section 280G(b)(5)(ii)) or be non-deductible under any similar state or foreign Law. No Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code or any similar state or foreign Law.
3.16.Insurance. Section 3.16 of the Disclosure Schedule lists each insurance policy (by policy number, insurer, expiration date and type (i.e., “claims made” or an occurrences policy) and amount of coverage) maintained by each Transferred Company and its Subsidiaries (collectively, the “Insurance Policies”), true, correct and complete copies of which have been made available to Buyer. All of the Insurance Policies are in full force and effect, and no written notice of cancellation has been received with respect to such Insurance Policies. Except as set forth in Section 3.16 of the Disclosure Schedule, none of the Transferred Companies or their Subsidiary (a) is in default with respect to its obligations under any of the Insurance Policies, (b) has failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied, (c) has current claims outstanding, and has not made any claims for coverage since the Look-Back Date under any Insurance Policy, or (d) has assigned (voluntarily or involuntarily) any proceeds under any of the Insurance Policies. Each Transferred Company and its Subsidiaries are current in their payments of all required premiums with respect to the Insurance Policies. None of the Transferred Companies or their Subsidiaries have any self-insurance, deductible retention or co-insurance programs.
3.17.Affiliate Transactions. Other than (x) any Plan or (y) pursuant to this Agreement, and except as set forth in Section 3.17 of the Disclosure Schedule, (a) no officer, director, manager, member, equityholder or Affiliate of any Transferred Company or its Subsidiaries, or any member of the immediate family of any such officer, director, manager, member, equityholder or Affiliate of any of such person, or any entity in which any of such Persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such Persons) has any Contract with any Transferred Company or its Subsidiaries (other than any employment arrangements with customary terms) or any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the business of the Transferred Companies and their Subsidiaries (other than ownership of the Shares), and no such Contract or interest has existed since the Look-Back Date.
3.18.Customers, Suppliers and Vendors.
(a)Section 3.18(a) of the Disclosure Schedule lists the ten (10) largest customers (including travel brokers) of the Transferred Companies and their Subsidiaries, in the aggregate, for the twelve (12)-month period ended December 31, 2022 and the six (6)-month period ended June 30, 2023 (each a “Material Customer”) and sets forth opposite each Material
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Customer the approximate dollar amount or amounts paid by such Material Customer to the Transferred Companies and their Subsidiaries, in the aggregate, for each such period. Except as set forth in Section 3.18(a) of the Disclosure Schedule, no customer required to be listed in Section 3.18(a) of the Disclosure Schedule has given notice to the effect (or threatened) that such customer will (and to the Knowledge of Sellers, no such customer intends to) (i) terminate its relationship with the Transferred Companies and their Subsidiaries (including an indication of nonrenewal by such customer upon the scheduled expiration of a Contract within the one (1)-year period following the date hereof, in accordance with its terms), (ii) materially decrease the rate of purchasing from the Transferred Companies and their Subsidiaries or (iii) materially and adversely modify the terms of its relationship with the Transferred Companies and their Subsidiaries, in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise. None of the Transferred Companies and their Subsidiaries are and have not been, since the Look-Back Date, involved in any material claim, dispute or controversy with any customer party to any customer required to be listed in Section 3.18(a) of the Disclosure Schedule.
(b)Section 3.18(b) of the Disclosure Schedule lists the ten (10) largest vendors (including carriers) of the Transferred Companies and their Subsidiaries, in the aggregate, for the twelve (12)-month period ended December 31, 2022 and the six (6)-month period ended June 30, 2023 (each a “Material Vendor”) and sets forth opposite the name of each Material Vendor the approximate dollar amount of amounts paid by the Transferred Companies and their Subsidiaries, in the aggregate, to such Material Vendor for each such period. Except as set forth in Section 3.18(b) of the Disclosure Schedule, no vendor required to be listed in Section 3.18(b) of the Disclosure Schedule has terminated its relationship with the Transferred Companies or their Subsidiaries or given written notice to the effect (or threatened in writing) that such vendor will (i) terminate its relationship with the Transferred Companies or their Subsidiaries (including an indication of nonrenewal by such vendor upon the scheduled expiration of a Contract within the one (1)-year period following the date hereof, in accordance with its terms), (ii) materially decrease the rate of selling to the Transferred Companies and their Subsidiaries or (iii) materially and adversely modify the terms of its relationship with the Transferred Companies and their Subsidiaries, in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise. None of the Transferred Companies or their Affiliates are and have not been, since the Look-Back Date, involved in any material claim, dispute or controversy with any vendor required to be listed in Section 3.18(b) of the Disclosure Schedule.
3.19.Officers and Directors; Bank Accounts. Section 3.19 of the Disclosure Schedule lists all officers and directors of each Transferred Company and its Subsidiaries and sets forth a true, correct and complete list of all bank accounts and safe deposit boxes of the Transferred Companies and their Subsidiaries, the number of each such account or box and the names of the persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.
3.20.Compliance with Laws; Permits.
(a)All activities of the Transferred Companies and their Subsidiaries and the officers, directors, agents and employees of the Transferred Companies and their Subsidiaries (while acting in the course of performing their duties on behalf of the Transferred Companies and their Subsidiaries) have been, and are currently being, conducted in compliance in all material respects with all applicable Laws and Permits. To the Knowledge of Sellers, none of the Transferred Companies or their Subsidiaries are under investigation with respect to any violation of any applicable Law, and, to the Knowledge of Sellers, there are no facts or circumstances which would reasonably form the basis for any such violation.
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(b)Each Transferred Company and its Subsidiaries and their respective officers, directors, agents and employees have had and have, in full force and effect, all Permits necessary to conduct its business and own, lease and operate its properties. A true, correct and complete list of all Permits held by each Transferred Company and its Subsidiaries is set forth in Section 3.20(b) of the Disclosure Schedule. Each Transferred Company and its Subsidiaries have conducted their business in material compliance with all terms and conditions of the Permits. No suspension, revocation or cancellation of any of the Permits is pending or, to the Knowledge of Sellers, threatened.
(c)None of the Sellers, the Transferred Companies and the Subsidiaries nor, to the Knowledge of Sellers, any of their respective directors, officers, employees, agents or other representatives, has (i) offered, authorized, promised, made or agreed to make gifts of money, other property, other value or similar benefits or contributions (other than incidental gifts or articles of nominal value) to any actual or potential customer, governmental employee or other Person in a position to assist or hinder any Transferred Company or their Subsidiaries in connection with any actual or proposed transaction or to any political party, political party official or candidate for foreign, federal, state or local public office, in each case, in violation of any Law or (ii) maintained any unrecorded fund or asset of any Transferred Company or its Subsidiaries for any improper purpose or made any false entries on its books and records for any reason.
3.21.Environmental Matters.
(a)As used in this Section 3.21, the following terms shall have the following meanings:
(i)“Current and Prior Real Property” means (i) the Real Property and (ii) all real property previously owned, demised by leases, used, managed or occupied by any Transferred Company or its Subsidiaries.
(ii)“Environmental Laws” means all applicable Laws and Permits relating to pollution, contamination or protection of the environment and occupational, health and safety, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 6901 et seq.) (“CERCLA”), and similar foreign, state and local Laws.
(b)All of the Current and Prior Real Property has been maintained in compliance in all material respects with all Environmental Laws.
(c)None of the Transferred Companies or their Subsidiaries have received any written notification from any Governmental Entity with respect to existing or past violations of any Environmental Laws which are not yet fully resolved. None of the Transferred Companies or their Subsidiaries are subject to any order, decree, injunction or claim by any Governmental Entity or any claim for indemnity by any other Person relating to material liability under any Environmental Law.
(d)There has not been, at any Current and Prior Real Property, any “Release” of any “Hazardous Substance,” in each case as defined in CERCLA (without giving effect to the exclusion of any petroleum products from the definition of Hazardous Substance) which would result in liability to any Transferred Company or its Subsidiaries.
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(e)None of the Transferred Companies or their Subsidiaries have used and do not use underground storage tanks located on any parcel of Current and Prior Real Property.
(f)The Sellers have made available to Buyer copies of all environmental reports, studies, assessments, sampling data and other material environmental information in their or any Transferred Company’s or its Subsidiaries’ possession relating to any Transferred Company or its Subsidiaries or any of its Current and Prior Real Property or operations.
3.22.No Brokers. No broker, finder, investment banker or other Person shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf any Transferred Company or its Subsidiaries.
3.23.Letters of Credit. Section 3.23(a) of the Disclosure Schedule sets forth all of the letters of credit and airline bonds of the Transferred Companies and their Subsidiaries (the “Letters of Credit”). Section 3.23(b) of the Disclosure Schedule sets forth the certificates of deposit of the Transferred Companies and their Subsidiaries that secure the Letters of Credit (the “Certificates of Deposit”). Each of the Letters of Credit and Certificates of Deposit are valid and in full force and effect. The aggregate principal amount of the Certificates of Deposit exceeds the amount of the Letters of Credit, and such Certificates of Deposit fully secure the Letters of Credit and have a maturity which is less than 12 months after the Closing Date. The Letters of Credit have not been drawn upon.
3.24.Mozo Agreement. PurpleGrids and Mozo LLC, Delaware limited liability company (“Mozo”), have entered into an Asset Purchase and License Agreement, substantially in the form attached hereto as Exhibit B (the “Mozo Agreement”), pursuant to which (i) PurpleGrids has sold certain of its assets and licensed AI Assets unrelated to the travel industry to Mozo, in exchange for the payment of $1,000,000, (ii) PurpleGrids has retained ownership of the AI Assets (the “Retained Assets”) for use and further development in connection with the Travel Industry Field (iii) Mozo has agreed not to compete with PurpleGrids in the Travel Industry Field, and (iv) PurpleGrids has agreed not to complete with Mozo in all fields other than the Travel Industry Field. The Mozo Agreement is valid, in full force and effect and enforceable against PurpleGrids and against Mozo in accordance with its terms. PurpleGrids and Mozo have performed, in all material respects, all obligations required to be performed by each of them under the Mozo Agreement and have not been notified in writing of any claim of default under the Mozo Agreement. To the Knowledge of Sellers, there is no current breach or anticipated breach of the Mozo Agreement by Mozo. To the Knowledge of the Sellers, no event has occurred that, with the lapse of time, a giving of notice or both, could reasonably be expected to constitute a breach or violation of or a default under or permit the termination, modification or acceleration of the Mozo Agreement.
4.REPRESENTATIONS AND WARRANTIES OF THE SELLERS.
As a material inducement to Buyer and Holdings to enter into this Agreement, with the understanding that Buyer and Holdings will be relying thereon in consummating the transactions contemplated hereby, each Seller represents and warrants to Buyer and Holdings, severally and not jointly, that:
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4.1.Organization and Power. Such Seller has the capacity or the requisite power and authority, as applicable, to enter into and perform such Seller’s obligations under this Agreement and any other documents and agreements contemplated by this Agreement to which such Seller is a party (collectively, the “Seller Transaction Documents”).
4.2.Execution; Delivery; Valid and Binding Agreements. The execution, delivery and performance by such Seller of this Agreement and the other Seller Transaction Documents, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action on the part of such Seller. This Agreement and each of the other Seller Transaction Documents have been duly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties thereto) constitute the valid and binding obligation of such Seller, enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
4.3.No Breach. The execution, delivery and performance by such Seller of this Agreement and the other Seller Transaction Documents, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not require any consent from or notice to any third parties or Governmental Entities and do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of or result in the creation of a right of termination or acceleration or any Lien upon any assets of such Seller under the provisions of (a) any Contract by which such Seller is bound, or (b) any Laws to which such Seller (or any of the property held by such Seller) is subject or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or thereby, except in the case of clause (a), for such defaults which would not affect such Seller’s ability to consummate the transactions contemplated by this Agreement and the other Seller Transaction Documents.
4.4.Investment Intent; Restricted Securities. Such Seller is acquiring the Rollover Shares pursuant to this Agreement for his or her own account for investment purposes only and not with the view nor intention to resell, distribute or otherwise dispose thereof. Such Seller does not have any direct or indirect arrangement or understanding with any other Person to distribute the Rollover Shares in violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities Law. Such Seller acknowledges that the Rollover Shares are “restricted securities” that have not been registered under the Securities Act or any other applicable securities Law and that, absent an effective registration under the Securities Act, the Rollover Units may only be offered, sold or otherwise transferred (i) to Holdings, (ii) outside the U.S. in accordance with Rule 904 of Regulation S under the Securities Act, or (iii) pursuant to an exemption from registration under the Securities Act. Such Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his or her investment in the Rollover Shares. Such Seller is capable of bearing the economic risks of such investment, including a complete loss of his or her investment.
4.5.No Brokers. No broker, finder, investment banker or other Person shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.
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5.REPRESENTATIONS AND WARRANTIES OF BUYER AND HOLDINGS.
As a material inducement to the Sellers to enter into this Agreement, with the understanding that the Sellers will be relying thereon in consummating the transactions contemplated hereby, Buyer and Holdings represent and warrant to the Sellers that:
5.1.Organization and Power; Conduct of Business.
(a)Each of Buyer and Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the power and authority and all authorizations, licenses, Permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and currently proposed to be conducted.
(b)Each of Buyer and Holdings has the requisite power and authority to enter into and perform its obligations under this Agreement and the other documents and agreements contemplated by this Agreement to which it is a party (collectively, “Buyer Transaction Documents” and, together with this Agreement, the Seller Transaction Documents and the Company Transaction Documents, the “Transaction Documents”).
(c)The copies of the certificate of incorporation, bylaws and similar governing documents of Buyer and Holdings furnished by Buyer to the Sellers prior to the date hereof reflect all amendments made thereto and are true, correct and complete. Neither Buyer nor Holdings is in violation of any of the provisions of its certificate of incorporation, bylaws or similar governing documents. Each of Buyer and Holdings is qualified to do business as a foreign legal entity in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, adversely affect Buyer’s ability to consummate the transactions contemplated hereby in any material respect.
5.2.Execution; Delivery; Valid and Binding Agreements. The execution, delivery and performance by Buyer and Holdings of this Agreement and the other Buyer Transaction Documents, and the consummation by Buyer and Holdings of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action on the part of Buyer and Holdings. This Agreement and each of the other Buyer Transaction Documents have been duly executed and delivered by Buyer and Holdings, as applicable, and (assuming the due authorization, execution and delivery by the other parties thereto) constitute the valid and binding obligation of Buyer and Holdings, enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
5.3.No Breach. The execution, delivery and performance by Buyer and Holdings of this Agreement and the other Buyer Transaction Documents, and the consummation by Buyer and Holdings of the transactions contemplated hereby and thereby, do not and will not require any consent from or notice to any third parties or Governmental Entities and do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of or result in the creation of a right of termination or acceleration or any Lien upon any assets of Buyer or Holdings under the provisions of (a) any Contract by which Buyer or Holdings is bound, (b) the certificate of incorporation, bylaws and similar governing documents of Buyer or Holdings, or (c) any Laws to which Buyer or Holdings (or any of the property held by Buyer or Holdings) is subject or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or thereby.
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5.4.No Brokers. No broker, finder, investment banker or other Person shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Holdings.
5.5.Investment Intent. Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof.
5.6.Rollover Shares. When issued and delivered in accordance with this Agreement, the Rollover Shares issued to the Sellers will be validly issued.
5.7.Access to Information. Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, as amended, and has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of the transactions contemplated hereby. Buyer acknowledges that it: (a) has had access to certain information about the Transferred Companies and their Subsidiaries, its respective results of operations, financial condition and cash flow, and business generally; and (b) has conducted such investigation of the Transferred Companies and their Subsidiaries and the Shares sufficient to enable Buyer to evaluate the merits and risks of investing in the Transferred Companies and their Subsidiaries and whether to proceed with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
5.8.SEC Reports and Financial Statements.
(a)Since January 1, 2023, Holdings has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (“SEC”) (such forms, statements, schedules, documents and reports the “Holdings SEC Documents”), except to the extent as the failure to so file or furnish would not constitute a Buyer Material Adverse Effect. As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Holdings SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Securities Exchange Act of 1934, as amended, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the Nasdaq Stock Market LLC, except to the extent such noncompliance would not constitute a Buyer Material Adverse Effect. Since January 1, 2023, neither Holdings nor any affiliate of Holdings has received from the SEC or any other governmental entity any written comments or questions with respect to any of the Holdings SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other governmental entity that such Holdings SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Holdings’ knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other governmental entity of any Holdings SEC Documents (including the financial statements included therein).
(b)The consolidated financial statements (including all related notes and schedules) of Holdings included or incorporated by reference in the Holdings SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Holdings and its consolidated subsidiaries, as at the respective dates thereof, and the
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consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and the absence of notes).
(c)Holdings is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, except to the extent such noncompliance would not constitute a Buyer Material Adverse Effect. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Holdings’ principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act, except to the extent such noncompliance would not constitute a Buyer Material Adverse Effect. Neither Holdings nor, to the knowledge of Holdings, any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(d)Neither Holdings nor any subsidiary of Holdings is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Holdings or any subsidiary of Holdings, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or other entity, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Holdings in Holdings’ published financial statements or any Holdings SEC Document.
5.9.No Other Representations. Except for the representations and warranties set forth in this Article 5, neither Buyer nor any other Person makes any other representations or warranties, written or oral, statutory, express or implied, with respect to (a) Buyer and its business, operations, assets, liabilities, condition (financial or otherwise) or prospects, or (b) the negotiation, execution, delivery or performance of this Agreement by Buyer.
6.COVENANTS.
6.1.Further Action; Efforts. The parties shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Laws and to execute and deliver such documents and other papers, in each case, as may be required to carry out the provisions of this Agreement and the Transaction Documents and consummate and make effective the transactions contemplated hereby and thereby.
6.2.Restrictive Covenants.
(a)For a period of three (3) years from and after the Closing Date, each Key Seller shall not (and shall cause such Seller’s Affiliates not to), directly or indirectly, anywhere in the world, either for himself, herself or itself or through any other Person, have an ownership interest in, manage, participate, operate, control, permit such Person’s name to be used by, perform services for or otherwise become involved in (whether as an officer, director, manager,
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employee, investor, partner, proprietor, equityholder, member, trustee, consultant, agent, representative, broker, promoter or otherwise), any Person engaging or contemplating engaging in a Competing Business. Notwithstanding the foregoing, (i) nothing in this Agreement shall prohibit a Person or any of such Person’s Affiliates from having a passive ownership interest of not more than two percent (2%) of any publicly-traded entity, so long as neither such Person nor any of such Person’s Affiliates participates in any way in the management, operation or control of such publicly-traded entity, (ii) nothing in this Agreement shall prohibit a Person from engaging in any activities or performing any services on behalf of any Transferred Company or any of its Subsidiaries or Affiliates, and (iii) nothing in this Agreement shall prohibit a Person from engaging in any activities or performing any services consented to by Buyer or Holdings.
(b)For a period of three (3) years from and after the Closing Date, each Key Seller shall not (and shall cause such Key Seller’s Affiliates not to), directly or indirectly, either for himself, herself or itself or through any other Person, (i) hire, solicit or induce, or attempt to hire, solicit or induce, any employee of any Transferred Company or any of its Subsidiaries or Affiliates (in each case, as of the Closing Date and during such period) to leave the employ of such Person, or in any way interfere with the relationship between such employee and such Person or (ii) induce, or attempt to induce, any customer or vendor of any Transferred Company or its Subsidiaries to cease doing or decrease such Person’s business with any Transferred Company or any of its Subsidiaries or Affiliates, or in any way interfere with the relationship between any such Person and any Transferred Company or any of its Subsidiaries or Affiliates. Notwithstanding the foregoing, this Section 6.2(b) shall not prohibit (i) responses to or follow up hiring in respect of general solicitations or advertisements for job positions not specifically directed to any employee of any Transferred Company or any of its Subsidiaries or Affiliates, (ii) to any employee of any Transferred Company or any of its Subsidiaries or Affiliates who is terminated or whose service is terminated following the Closing Date without any solicitation directly or indirectly from such Key Seller or any of such Key Seller’s Affiliates, or (iii) a Person from engaging in any activities consented to by Buyer or Holdings.
(c)For a period of three (3) years from and after the Closing Date, each Seller agrees that such Seller shall not make any negative, derogatory or disparaging public statement or communication regarding Buyer, any Transferred Company, their Subsidiaries or Affiliates or any of their respective officers, directors, managers or employees.
(d)Each Seller agrees that the covenants contained in this Section 6.2 are reasonably designed to protect Buyer’s substantial investment and are reasonable with respect to duration, geographic area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.2 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
6.3.Confidentiality. From and after the Closing Date, each Seller agrees not to disclose or use at any time (and such Seller shall cause such Seller’s Affiliates not to use or disclose at any time) any Confidential Information, except to the extent that such disclosure or use is directly related to and required by such Seller’s performance of duties assigned to such Seller by Buyer or any of its Affiliates in such Seller’s capacity as an employee of Buyer or any of its Affiliates. Each Seller further agrees to take all reasonable and appropriate steps (and to cause each of such Seller’s Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any Seller or any Affiliate of such Seller is required by Law to disclose any Confidential
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Information, such Seller and the Affiliates of such Seller shall promptly notify Buyer in writing, which notification shall include the nature of the Law and the extent of the required disclosure, and such Seller shall cooperate with Buyer and its Affiliates to preserve the confidentiality of such information consistent with applicable Law.
6.4.Tax Matters.
(a)Tax Returns.
(i)Buyer shall cause each Transferred Company and its Subsidiaries to prepare and timely file all Tax Returns due after the Closing Date (the “Buyer Prepared Returns”). To the extent that a Buyer Prepared Return relates solely to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices unless otherwise required by applicable Law. Each Buyer Prepared Return that is an income Tax Return or that shows an Indemnified Tax (other than Tax Returns relating to payroll or other employment Taxes) and that was not prepared in accordance with past practices or procedures shall be submitted to the Sellers’ Representative for the Sellers’ Representative’s review and comment at least ten (10) days prior to the due date of the Tax Return if such Tax Return is an income Tax Return and a reasonable amount of time prior to the filing deadline if such Tax Return is not an income Tax Return. Buyer shall consider in good faith any reasonable comments made by the Sellers’ Representative. No failure or delay of Buyer in providing Buyer Prepared Returns for the Sellers to review shall reduce or otherwise affect the obligations or liabilities of the Sellers’ Representative pursuant to this Agreement, except to the extent they are actually prejudiced by such failure or delay.
(ii)The parties agree that all indemnification payments under this Agreement shall be treated as adjustments to the Purchase Price for all relevant Tax purposes. Unless otherwise required by Law, none of the Sellers or Buyer shall take any position (and Buyer shall not allow any Transferred Company or its Subsidiaries to take any position) during the course of any audit or other Proceeding with respect to any Taxes or Tax Returns (whether or not a Tax Contest) that is inconsistent with any election, position or agreement provided for in Section 6.4(a)(ii).
(b)Apportionment of Taxes. For purposes of determining the amount of Taxes that relate to a Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date), the parties agree as follows:
(i)In the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(ii)In the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) to the extent relating to a Tax for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.
(iii)In the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Transferred Companies and their Subsidiaries filed a separate Tax Return with respect to such Taxes for the portion of
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the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books” methodology. For purposes of this clause (iii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.
(c)Cooperation. Each Seller shall (i) assist in the preparation and timely filing of any Tax Return of the Transferred Companies and their Subsidiaries; (ii) assist in any audit or other Proceeding with respect to Taxes or Tax Returns of the Transferred Companies and their Subsidiaries (whether or not a Tax Contest); (iii) make available any information, records or other documents in such Seller’s possession or control relating to any Taxes or Tax Returns of the Transferred Companies and their Subsidiaries; (iv) provide any information necessary or reasonably requested by Buyer to allow Buyer and the Transferred Companies and their Subsidiaries to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement; and (v) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.
(d)Tax Contests.
(i)If any Governmental Entity issues to any Transferred Company or its Subsidiaries (A) a written notice of its intent to audit or conduct another Proceeding with respect to Taxes of such Transferred Company or such Subsidiary for any Pre-Closing Tax Period or (B) a written notice of deficiency for Taxes for any Pre-Closing Tax Period, Buyer shall notify the Sellers’ Representative of its receipt of such communication from such Governmental Entity as soon as reasonably practicable and, in any event, within thirty (30) days of receipt. No failure or delay of Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Sellers pursuant to this Agreement, except to the extent they are actually prejudiced by such failure or delay.
(ii)The Buyer shall control any audit or other Proceeding in respect of any Tax Return or Taxes of the Transferred Companies and their Subsidiaries (a “Tax Contest”); provided, however, that (A) the Sellers’ Representative, at his sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period, and (B) Buyer shall not allow the Transferred Companies and their Subsidiaries to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates to Taxes for a Pre-Closing Tax Period without the consent of the Sellers’ Representative (which will not be unreasonably withheld, delayed, or conditioned).
(iii)To the extent there is a conflict between this Section 6.4 and Section 8.4, the provisions of this Section 6.4 shall control.
(e)Transfer Taxes. Buyer and Sellers will each bear fifty percent (50%) of all applicable federal, state, local and non-U.S. transfer, excise, sales, use, ad valorem, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon or arising out of any transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”).
(f)Refunds and Tax Benefits. Any Income Tax refunds that are received by Buyer or any Transferred Company or its Subsidiaries and any amounts credited against Income Tax to which Buyer or any Transferred Company or its Subsidiaries become entitled, that relate to Income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Sellers, and Buyer shall pay over to the Sellers any such refund or the amount of
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any such credit within fifteen (15) days after such receipt or entitlement thereto net of (i) any Taxes (including any Taxes that would be imposed on a distribution of any portion of such refund to the Buyer) and (ii) any reasonable expenses that the Buyer, the Transferred Companies and their Subsidiaries or any of their Affiliates incur (or has or will incur) with respect to such refund (and related interest). Nothing in this Section 6.4(g) shall require that the Buyer make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of the Buyer and the Transferred Companies and their Subsidiaries) that is with respect to (A) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in any taxable period (or portion of any Straddle Period) beginning on or after the day immediately following the Closing Date; (B) any refund of Tax paid after the Closing Date to the extent the Sellers have not indemnified the Buyer or the Transferred Companies and their Subsidiaries for such Taxes; (C) any refund for Tax that is reflected as a current asset (or offset to a current liability) on the Final Closing Net Working Capital; or (D) any refund for Tax that gives rise to a payment obligation by any Transferred Company or its Subsidiaries to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by any Transferred Company or its Subsidiaries on or prior to the Closing Date.
6.5.IRS Forms. Each Seller shall provide updated forms or other documentation to Holdings on or prior to the date any prior form or other documentation provided under Section 7.1(i) becomes obsolete or expires or after the occurrence of an event requiring a change in the most recent form, documentation or certification previously delivered by it pursuant to Section 7.1(i), or from time to time if requested by Holdings.
6.6.Restrictions on Transfer of Rollover Shares. Subject to the following sentence, with respect to each issuance of Rollover Shares pursuant to this Agreement, the Sellers may not Transfer (x) 200,000 of such Rollover Shares for six (6) months following the Sellers receipt of such Rollover Shares, and (y) 1,000,000 of such Rollover Shares for twelve (12) months following the Sellers receipt of such Rollover Shares (the “Lock-up Period”). Notwithstanding the previous sentence, the Sellers may Transfer the Rollover Shares during the applicable Lock-up Period: (a) as a bona fide gift or charitable contribution; (b) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Seller or any other person with whom such Seller has a relationship by blood, marriage or adoption not more remote than first cousin; (c) by will or intestate succession upon the death of the Seller; (d) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; and (e) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Holdings security holders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-up Period.
6.7.Consent to SAFE Termination. Each Seller, to the extent that such Seller is a holder of any Simple Agreement for Future Equity (a “SAFE”) of PurpleGrids, hereby agrees that, without any further action required by PurpleGrids, Buyer, Holdings or such Seller, such SAFE, and all obligations set forth therein, shall be immediately deemed satisfied in full and terminated in its entirety, including, but not limited to, any security interest effected therein.
7.CLOSING DOCUMENTS.
7.1.Closing Documents to be Delivered by the Sellers. On or prior to the Closing Date, the Sellers shall deliver, or cause to be delivered, to Buyer the following documents, each in form and substance reasonably satisfactory to Buyer:
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(a)stock transfer powers with respect to the Shares, duly executed in blank by the Sellers;
(b)written resignations of each director and officer of any Transferred Company or its Subsidiaries designated by Buyer in writing prior to the Closing Date, duly executed by such individuals;
(c)good standing certificates for each Transferred Companies and each of their Subsidiaries from the jurisdiction of its incorporation and each other jurisdiction in which it is qualified to do business;
(d)evidence that all consents, approvals, permissions, acknowledgements or notices listed in Section 3.3 of the Disclosure Schedule have been obtained or made;
(e)evidence of the termination, cancellation and repayment or settlement in full of all (i) Affiliate transactions listed in Section 3.17 of the Disclosure Schedule and (ii) to the extent not listed thereon, any balances or amounts existing between any Transferred Company or its Subsidiaries, on the one hand, and any Seller or any of its respective Affiliates, on the other hand;
(f)a certificate from each Seller, duly completed and executed by such Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations promulgated under the Code, certifying that such Seller is not a “foreign person” within the meaning of Code Section 1445;
(g)a duly completed and executed Form W-9 from each Seller establishing that such Seller is exempt from U.S. backup withholding; and
(h)the Mozo Agreement, duly executed by Mozo and PurpleGrids.
(i)an electronic copy, in the form of a CD or DVD disc or USB drive, of the Data Room.
8.INDEMNIFICATION.
8.1.Survival. All representations and warranties contained in this Agreement will be deemed continuing representations and warranties and will survive the Closing Date for a period of eighteen (18) months after the Closing Date; provided, however, that the Fundamental Representations will survive the Closing Date until sixty (60) days after the expiration of the statute of limitations period applicable to the underlying subject matter or, with respect to Taxes, the collection of the underlying Tax (after giving effect to any waiver, tolling, mitigation or extension thereof), if longer. The covenants and agreements of each party shall survive the Closing and remain in full force and effect in accordance with their terms or, if no such term is specified, until sixty (60) days after the expiration of the statute of limitations period applicable to the underlying subject matter or with respect to any Buyer Tax Losses, the collection of the underlying Tax (after giving effect to any waiver, tolling, mitigation or extension thereof), if longer. No claim for indemnification may be made under this Article 8 after the expiration of the survival period applicable to such claim; provided, that this Section 8.1 shall not limit the ability of any Indemnified Party (as defined below) to recover for (x) any claim for indemnification asserted in accordance with this Agreement before the end of such applicable survival period with reasonable specificity based on facts or circumstances existing prior to the expiration of such applicable survival period or (y) any claim based on Fraud.
8.2.Indemnification by the Sellers.
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(a)Subject to the other provisions of this Article 8, the Sellers shall, on a joint and several basis, indemnify, defend and hold each Buyer Group Member harmless against and with respect to, and shall reimburse each Buyer Group Member for, any and all Losses resulting or arising from:
(i)any inaccuracy in or breach of any representation or warranty contained in Article 3 of this Agreement;
(ii)any breach or nonfulfillment of any covenants by the Sellers in this Agreement;
(iii)any Buyer Tax Losses;
(iv)any Closing Indebtedness; and
(v)any matter set forth on Schedule 8.2(a)(v).
(b)Subject to the other provisions of this Article 8, the Sellers shall, severally and not jointly, indemnify, defend and hold each Buyer Group Member harmless against and with respect to, and shall reimburse each Buyer Group Member for, any and all Losses resulting or arising from any inaccuracy in or breach of such Seller’s representations and warranties contained in Article 4 of this Agreement.
(c)Once a Loss has been established following the procedures outlined in Section 8.4 below, Rollover Shares shall automatically be forfeited at the Rollover Share Value, in accordance with the procedures set forth in Section 8.4(e), in accordance with each Seller’s Pro Rata Percentage.
8.3.Indemnification by Buyer. Subject to the other provisions of this Article 8, Buyer shall indemnify, defend and hold each Seller Group Member harmless against and with respect to, and shall reimburse such Seller Group Member for, any and all Losses resulting or arising from:
(a)any inaccuracy in or breach of any representation or warranty contained in Article 5 of this Agreement; and
(b)any breach or nonfulfillment of any covenants by Buyer contained in this Agreement.
8.4.Procedures for Indemnification. The procedures for indemnification pursuant to this Article 8 will be as follows:
(a)The party claiming indemnification (the “Indemnified Party”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim for Losses, whether arising between the parties or in connection with a third-party claim made against the Indemnified Party, specifying, in reasonable detail, the facts and circumstances of and the basis for such claim, as then known by the Indemnified Party. If an indemnification claim hereunder relates to a third-party claim made against the Indemnified Party, notice of such third party claim shall be given by the Indemnified Party to the Indemnifying Party promptly (but in any event within fifteen (15) days after written notice of such third party claim shall have been given to the Indemnified Party by such third party). Failure to give prompt notice pursuant to this Section 8.4(a) shall not affect the Indemnifying Party’s indemnification obligations hereunder in the absence of material prejudice thereto (in
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which case the Indemnifying Party’s indemnification obligations shall only be reduced to the extent of such material prejudice).
(b)Following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party will have forty-five (45) days during which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or the Indemnifying Party’s authorized Representative(s) the information relied upon by the Indemnified Party to substantiate the claim (except to the extent such information is privileged). If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said forty-five (45)-day period (or any agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim in accordance with Section 8.4(f). In the event the parties are unable to agree, either party may bring a Proceeding to resolve such dispute in accordance with Section 9.9.
(c)With respect to any claim by a third party for which an Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or, if the Indemnifying Party so elects, to assume control of the defense of such claim through counsel of the Indemnifying Party’s choice reasonably acceptable to the Indemnified Party by providing written notice within forty-five (45) days following notice from the Indemnified Party acknowledging the Indemnifying Party’s obligation to indemnify the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party, subject to reimbursement for reasonable and documented actual out-of-pocket expense incurred by the Indemnified Party as the result of a request by the Indemnifying Party to so cooperate; provided, that the Indemnifying Party will not be entitled to control, and the Indemnified Party will be entitled to have sole control over, the defense or settlement of any claim if (i) such claim involves a criminal proceeding, action, indictment, allegation or investigation, (ii) a conflict of interest between the Indemnifying Party and the Indemnified Party exists other than ordinary conflicts that arise under this Agreement and the other Transaction Documents, (iii) such claim involves any customers of the Indemnified Party or its Affiliates, (iv) the Indemnifying Party has not agreed and acknowledged in writing (for the benefit of the Indemnified Party) its unqualified obligation to indemnify the Indemnified Party as provided hereunder with respect to such claim, subject to the limitations set forth in this Article 8, (vi) such claim seeks an injunction or other equitable relief against the Indemnified Party or any of its Affiliates or (vii) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnified Party will have the right to participate in the defense of such claim at its own expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably delayed, withheld or conditioned), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand or any related claim or demand.
(d)If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim within forty-five (45) days following notice from the Indemnified Party (or such earlier date, if the failure to assume the defense on such earlier date would materially impair the ability of the Indemnified Party to defend such claim), the Indemnified Party will (upon delivering written notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim (all at the cost and expense of the Indemnifying Party), and the Indemnifying Party will be bound by the
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results obtained in good faith by the Indemnified Party with respect to such claim. The Indemnified Party will not settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnifying Party without the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.
(e)If any Buyer Group Member is entitled to recourse directly against any Seller pursuant to this Article 8 and is not able to recover the full amount of any such claim from such Seller, Buyer shall have the right to demand from such Seller the satisfaction of such claim through the delivery to Buyer of a number of Rollover Shares held by such Seller having an aggregate Rollover Share Value equal to the amount that such Buyer Group Member was unable to recover. Each Seller hereby agrees to any such delivery of Rollover Shares from such Seller to Buyer in satisfaction of any indemnification obligations hereunder and authorizes Buyer to transfer such Rollover Shares to Buyer or any of its Affiliates. Notwithstanding the foregoing, if a Seller fails to deliver such Rollover Shares in satisfaction of any indemnification obligations hereunder, without any further action by Buyer, such Seller shall automatically forfeit all of such Sellers’ rights, title and interest in and with respect to such Rollover Shares, and Buyer shall be deemed the owner of such Rollover Shares for all purposes, and Buyer agrees to provide such Seller with written notice thereof promptly after any such forfeiture.
(f)Any indemnification payments made by Buyer pursuant to this Article 8 shall be effected by wire transfer of immediately available funds to an account or accounts designated by the Seller Group Member within three (3) Business Days after the determination thereof, whether pursuant to a final judgment, settlement or agreement among the parties. All indemnification payments by a Seller Group Member shall be satisfied through the delivery to the Buyer Group Member of a number of Rollover Shares held by such Seller having an aggregate Rollover Share Value equal to the amount of such indemnification obligation three (3) Business Days after the determination thereof, whether pursuant to a final judgment, settlement or agreement among the parties.
8.5.Determination of Losses; Limitations on Indemnification. Notwithstanding any other provision of this Agreement:
(a)Other than with respect to any indemnification claim made for Losses related to Fraud or any breach of the Fundamental Representations, the Sellers will not have any indemnification payment obligations under Section 8.2(a)(i) or 8.2(b) unless and until the aggregate amount of Losses exceeds $150,000 (the “Threshold Amount”), at which time the Buyer Group Members shall be entitled to recover all Losses, including both the Threshold Amount and the amount of Losses in excess of the Threshold Amount.
(b)The aggregate amount of all Losses for which the Sellers shall be liable in respect of indemnification pursuant to Section 8(a)(i) and 8(b) shall not exceed 140,000 Rollover Shares (based on the Rollover Share Value) (the “Cap”); provided, that with respect to any Losses based upon, resulting from or related to the inaccuracy or breach of a Fundamental Representation, except in the case of Fraud, the aggregate amount of all Losses for which the Sellers shall be liable under Section 8(a)(i) and 8(b) shall not exceed an amount equal to the Purchase Price (as finally determined after the adjustments pursuant to Section 2.2) (such amount, the “Overall Cap”); provided, that the maximum aggregate liability of each Seller under Section 8(a)(i) and 8(b) shall not exceed, except in the case of Fraud committed by such Seller, in the aggregate the net amount of consideration actually paid to such Seller hereunder in respect of such Seller’s Shares.
8.6.Materiality Qualifiers. For purposes of determining (a) the amount of any Loss arising from any inaccuracy in or breach of any representation or warranty for which an
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Indemnified Party is entitled to indemnification under this Article 8 or (b) whether any inaccuracy in or breach of any representation or warranty exists for purposes of this Article 8, the terms “material,” “Material Adverse Effect,” “in all material respects” and words of similar import shall be disregarded and given no effect (except with respect to Section 3.7 (No Material Adverse Effect)).
8.7.Exclusive Remedies. Except for claims for Fraud, the remedies provided for in this Agreement will be the sole and exclusive monetary remedies of the parties, their Affiliates and their respective officers, managers, directors, employees, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement; provided, however, that nothing in this Agreement is intended to waive any claims for Fraud or prohibit a party from commencing a Proceeding for specific performance or injunction to which a party may be entitled.
8.8.Treatment of Indemnification Payments Between the Parties. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.
8.9.Waiver and Release; Contribution.
(a)Effective as of the Closing, except as provided in the following sentence, each Seller, on behalf of himself, herself or itself and each of his, her or its past, present and future Affiliates, beneficiaries, executors, heirs, successors and assigns (collectively, “Related Persons”), hereby releases and forever discharges each Transferred Company and each of their respective past, present and future Subsidiaries and Affiliates (including Buyer), equityholders, successors and assigns, and their respective officers, directors, managers and employees (collectively, “Buyer Releasees”), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities under or relating to the Shares, the Transferred Companies and their Subsidiaries or any business of Transferred Companies and their Subsidiaries (including any liability or obligation arising under or pursuant to any employment agreement or other compensation arrangement (other than agreements and arrangements entered into between any Transferred Company or its Subsidiaries and such Seller on or after the Closing Date)), whether known or unknown, suspected or unsuspected, both at law and in equity, which any Seller or any of such Seller’s Related Persons, as applicable (each a “Seller Releasing Party”), now has, has ever had or hereafter has against the Buyer Releasees. Notwithstanding the foregoing, none of the Sellers releases, and this Section 8.9 shall not be deemed to affect, any claim of the Sellers or their Related Persons or any obligation of Buyer pursuant to (i) this Agreement (including any claim against Buyer for indemnification pursuant to this Article 8 of this Agreement) or any Transaction Documents, (ii) rights to any salary or other cash compensation earned but not yet paid to Seller Releasing Party in the ordinary course of business, (iii) unreimbursed claims under employee health and welfare plans, consistent with terms of coverage and entitlement to continuation coverage benefits or any other similar benefits required to be provided by Law, (iv) any claims for fraud by Buyer Releasees, or (v) any claims that may not be waived as a matter of Law.
(b)Without limiting the generality of the foregoing, each Seller hereby acknowledges and agrees that, notwithstanding anything to the contrary in any Contract between the any Transferred Company or its Subsidiaries and such Seller or the Governing Documents, such Seller shall not have any claim or right to contribution, advancement of expenses, indemnification or other payment from any Transferred Company, any of their Subsidiaries or Affiliates or any of their respective directors, officers, employees or representatives, including by reason of the fact that such Seller was a director, officer, employee or representative of any Transferred Company or its Subsidiaries or was serving at the request of any Transferred
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Company or its Subsidiaries as a director, officer, employee or representative of another Person, with respect to any matter for which any Buyer Group Member is entitled to indemnification under Section 8.2 or any matter relating to any claim by any Buyer Group Member for Fraud.
(c)Each Seller, on behalf of himself, herself or itself and each of such Seller’s Related Persons, (i) acknowledges that such Seller is aware that such Seller or any of such Seller’s Related Persons may hereafter discover facts different from or in addition to the facts that such Seller or such Seller’s Related Persons now knows or believes to be true but that such Seller, on behalf of himself, herself or itself and each of such Seller’s Related Persons, intends that the general releases given in this Section 8.9 shall be and remain in full force and effect notwithstanding the discovery of any such different or additional facts and (ii) acknowledges that such Seller and such Seller’s Related Persons have been informed of, and that such Seller and such Seller’s Related Persons are familiar with, Section 1542 of the Civil Code of the State of California, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”. Each Seller, on behalf of himself, herself or itself and each of such Seller’s Related Persons, hereby waives and relinquishes (A) all rights and benefits that such Person has or may have under Section 1542 of the Civil Code of the State of California, to the full extent that such Person may lawfully waive such rights and benefits, and (B) any similar or comparable protections afforded by any other Law of similar import in any other jurisdiction. Each Seller, on behalf of himself, herself or itself and each of such Seller’s Related Persons, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Proceeding, or commencing, instituting or causing to be commenced or voluntarily aiding, any Proceeding of any kind against any Buyer Releasee based upon any matter purported to be released hereby.
9.MISCELLANEOUS.
9.1.Expenses. Buyer will bear its own and each of its Affiliates’ legal expenses, due diligence expenses and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement and the transactions contemplated hereby, including any related broker, accounting, financial advisory, financing, investment bank or finder’s fees and expenses. The Sellers will bear each Seller’s, each Transferred Company’s and each of their respective Subsidiaries’ and Affiliates’ legal expenses, due diligence expenses and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement and the transactions contemplated hereby, including any related broker, accounting, financial advisory, financing, investment bank or finder’s fees and expenses.
9.2.Amendment; Benefit and Assignability. This Agreement may be amended only by the execution and delivery of a written instrument by Buyer and the Sellers. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns, and except as contemplated or set forth herein, no other Person will have any right (whether third party beneficiary or otherwise) hereunder, except that the Buyer Group Members, the Seller Group Members and the Buyer Releasees will be third-party beneficiaries in respect of Article 8 and Holdings will be a third-party beneficiary in respect of the entire Agreement. This Agreement may not be assigned by any party without the prior written consent Buyer and the Sellers; provided, that Buyer may, without the prior written consent of the Sellers or any other party, at any time after the Closing, assign its rights, interests and obligations under this Agreement, in whole or in part, (a) to any subsequent purchaser of Buyer, as applicable, or any portion of its assets or business (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise), (b) for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates (including the Transferred Companies and their
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Subsidiaries) and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part, or (c) to any of Buyer’s Affiliates.
9.3.Notices. All notices, demands and other communications pertaining to this Agreement (“Notices”) will be in writing addressed as follows:

If to the Sellers:	Joseph Vijay Raj John, Sellers’ Representative [***] E-mail: [***]

with a copy (which shall not constitute notice) to:	GCA Law Partners LLP [***] Attention: [***] E-mail: [***]

If to Buyer:	Mondee, Inc. 10800 Pecan Park Blvd. #400 Austin, TX 78750 Attention: Meredith Waters E-mail: [***]

with a copy to:	Hutchison PLLC [***] Attention: [***] E-mail: [***]

Notices will be deemed given five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. All Notices sent in a manner described in the preceding sentence must also be sent via electronic mail, if an address for the recipient exists (provided that delivery by electronic mail alone shall not constitute adequate notice). Notices delivered via electronic mail will be deemed given when actually received by the recipient, provided that by no later than two (2) days thereafter such notice is confirmed in writing and sent via one of the methods described in the first sentence of this paragraph. Notices delivered by personal service will be deemed given when actually received by the recipient. Each party may change the address to which Notices under this Agreement are to be sent to such party by giving written notice of a change of address in the manner provided in this Section 9.3 for giving Notice.
9.4.Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by any other party of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.
9.5.Entire Agreement. This Agreement (including the Exhibits and Schedules, which are incorporated by reference in this Agreement) and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement,
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and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter of this Agreement.
9.6.Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Copies of signatures transmitted by electronic means (via PDF) will be deemed to be originals.
9.7.Construction.
(a)The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. Whenever required by the content, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. For purposes of this Agreement, (i) the use of the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement; (iv) any reference to any Contract shall refer to such Contract and any and all amendments thereto other than any such reference in any section of the Disclosure Schedule, which will be limited to such Contract and the amendments specifically identified, (v) any reference to any Law shall refer to such Law and any and all amendments thereto, (vi) the terms “day” and “days” mean and refer to calendar day(s) unless such reference specifically refers to Business Days, (vii) the terms “year” and “years” mean and refer to calendar year(s) and (viii) all references herein to “$” or dollars shall refer to United States dollars.
(b)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(c)If this Agreement provides that a document or other material has been “made available” to Buyer, such phrase means that (i) such document or material has been made available to Buyer at least forty-eight (48) hours prior to the execution of this Agreement in the Data Room or (ii) Buyer has otherwise specifically acknowledged receipt of such document or material in writing.
9.8.Severability. In case any one or more of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired so long as the essential economic or legal substance of the transactions contemplated by this Agreement is not affected. Upon such determination that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
9.9.Choice of Law; Venue. This Agreement is to be construed and governed by the laws of the State of Delaware, without giving effect to the conflict or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction. The parties irrevocably agree that any Proceeding arising out of or in connection with this Agreement shall be brought solely in a state or federal court located in the State of Delaware (or in any court in which appeal from such courts may be taken) and each party agrees
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not to assert, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding is brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court, and agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Proceeding. Each party further agrees that any order, decree, ruling or judgment against such party in such Proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on such order, decree, ruling or judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such order, decree, ruling or judgment. Service of process with respect to any such Proceeding may be made upon each party by certified or registered United States mail, postage prepaid, return receipt requested, as provided in Section 9.3 or to such party’s registered agents for service of process in the state of such party’s incorporation or organization.
9.10.Public Statements. None of the parties, without the prior written approval of Buyer and the Sellers’ Representative, shall make any press release or other public announcement concerning the transactions contemplated by this Agreement, except to the extent required by Law, in which case the other such parties shall be so advised as far in advance as possible and shall be given an opportunity to comment on such release or announcement. All such press releases or public announcements will be prepared and issued by Buyer, subject to the necessary approvals set forth in the preceding sentence. Without limiting the foregoing, none of the parties or any of their Affiliates, without the prior written approval of Buyer, shall disclose (a) the Purchase Price, (b) any other financial information from which the amount of the Purchase Price may be determined, (c) the enterprise value of the Transferred Companies and their Subsidiaries or the equity value of the Transferred Companies and their Subsidiaries arising from the transactions contemplated by this Agreement, (d) any of the terms of this Agreement, (e) the return on investment realized by any Person with respect to the transactions contemplated by this Agreement or (f) any other information from which any of the foregoing can be reasonably derived, except as required by Law or required for financial reporting purposes and except that the parties (or their respective Affiliates) may disclose such terms to their respective accountants, advisors and other representatives as necessary (so long as such Persons agree to or are bound by contract or other professional obligation to keep the terms of this Agreement confidential on terms substantially similar to those set forth in this Agreement that are applicable to the disclosing party hereunder).
9.11.Counsel. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement, and, consequently, each party waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including, but not limited to, any rule of law to the effect that any provision of this Agreement will be interpreted or construed against the party whose counsel drafted that provision.
9.12.Waiver of Trial by Jury. THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF HIS, HER OR ITS RIGHT TO TRAIL BY JURY.
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9.13.Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware or, if such courts lack subject matter jurisdiction, any court of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.
9.14.Legal Representation; Waiver of Conflict.
(a)The parties agree that, immediately prior to the Closing, without the need for any further action (i) all right, title and interest of the Transferred Companies and their Subsidiaries in and to all Protected Communications shall thereupon transfer to and be vested solely in the Sellers and their respective successors in interest, and (ii) the attorney-client communications privilege arising from any Protected Communications that would have been exercisable by the Transferred Companies and their Subsidiaries shall thereupon be vested exclusively in the Sellers and their respective successors in interest and shall be exercised or waived solely as directed by the Sellers or their respective successors in interest. None of the Transferred Companies and their Subsidiaries, Buyer or any Person acting on any of their behalf shall, without the prior written consent of the Sellers’ Representative, assert or waive or attempt to assert or waive any such attorney-client communications privilege, or use or disclose, or attempt to discover, obtain, use or disclose, any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement or any of the transactions contemplated herein; provided, however, that the foregoing shall neither prohibit Buyer from seeking proper discovery of such documents nor any Seller from asserting that such documents are not discoverable to the extent that applicable attorney-client communications privilege has attached thereto. The parties hereto understand and agree that nothing in this Agreement shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use of the Protected Communications.
(b)Buyer, for itself and the Transferred Companies and their Subsidiaries, hereby (i) confirms that no engagement that GCA Law Partners LLP has undertaken on behalf of the Transferred Companies or their Subsidiaries, or may undertake on behalf of the Sellers or any of their respective Affiliates (the “Continuing Clients”), will be asserted by the Transferred Companies or their Subsidiaries either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify GCA Law Partners LLP from, any current or future representation of any of the Continuing Clients, and (ii) waives any conflict of interest that exists on or prior to the Closing, or that might be asserted to exist after the Closing, and any other basis that might be asserted to preclude, challenge or otherwise disqualify GCA Law Partners LLP in any continuing or post-Closing representation of any of the Continuing Clients
9.15.Sellers’ Representative.
(a)By virtue of their execution of this Agreement, each Seller designates and appoints the Sellers’ Representative as such Seller’s representative, agent and attorney-in-fact for
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all purposes in connection with this Agreement and the agreements ancillary hereto, including with full power and authority to (i) act for and on behalf of each Seller to give and receive notices and communications, (ii) accept service of process on behalf of the Sellers, (iii) authorize and agree to adjustments to the Purchase Price under Sections 2.2(c) and 2.2(d) and other applicable provisions of this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, and comply with Governmental Orders and awards of arbitrators with respect to any claims by any Indemnified Party against any Seller or by any Seller against any Indemnified Party or any other dispute between any Indemnified Party and any Seller, in each case relating to this Agreement or the transactions contemplated by this Agreement and (v) take all actions that are either (A) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or (B) permitted or specifically mandated by the terms of this Agreement. Notices or communications to or from the Sellers’ Representative constitute notice to or from each of the Sellers for all purposes under this Agreement.
(b)The Sellers’ Representative may resign at any time. The Sellers’ Representative may delegate its authority as Sellers’ Representative to any one of the Sellers for a fixed or indeterminate period of time upon not less than 10 Business Days’ prior written notice to Buyer. In the event of the death or incapacity of the Sellers’ Representative, a successor Sellers’ Representative will be elected promptly by the Sellers whose interests represent, in the aggregate, the right to receive not less than a majority of the Rollover Shares and the Sellers will so notify the Buyer. Each successor Sellers’ Representative will have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used in this Agreement includes any successor Sellers’ Representative.
(c)A decision, act, instruction or consent of the Sellers’ Representative constitutes a decision, act, instruction or consent of all of the Sellers and is final, binding and conclusive upon the Sellers, and the Buyer, Holdings and any Indemnified Party may rely upon any such decision, act, instruction or consent of the Sellers’ Representative as being the decision, act, instruction or consent of the Sellers. The Buyer and Holdings is hereby relieved from any liability to any Person for any acts done or omissions by the Buyer or Holdings in accordance with such decision, act, instruction or consent of the Sellers’ Representative. Without limiting the generality of the foregoing, the Buyer and Holdings is entitled to rely, without inquiry, upon any document delivered by the Sellers’ Representative as being genuine and correct and having been duly signed or sent by the Sellers’ Representative.
(d)This appointment and grant of power and authority by the Sellers to the Sellers’ Representative pursuant to this Section 9.15 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Seller or by operation of Law, whether upon the death or incapacity of any Seller or by the occurrence of any other event.
(Signatures appear on following pages.)
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The parties have executed this Stock Purchase Agreement as of the date first written above.
BUYER:

Mondee Inc.

By:    /s/ Prasad Gundumogula
Name:    Prasad Gundumogula
Title:    Chief Executive Officer

HOLDINGS:

Mondee Holdings, Inc.

By:    s/ Prasad Gundumogula
Name: Prasad Gundumogula
Title: Chief Executive Officer

Signature Page to Stock Purchase Agreement

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TRANSFERRED COMPANIES:

Purple Grids Inc.

By:    /s/ Joseph Vijay Raj John
Name: Joseph Vijay Raj John
Title: CEO

Signature Page to Stock Purchase Agreement

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SELLERS:

/s/ Joseph Vijay Raj John
Joseph Vijay Raj John, an individual

/s/ Sonia Dev Devadas Saramma
Sonia Dev Devadas Saramma, an individual

/s/ Shibi Sudhakaran
Shibi Sudhakaran, an individual

/s/ Santhosh Kumar Narayana Pillai
Santhosh Kumar Narayana Pillai, an individual

/s/ Meiyappan Sathappan
Meiyappan Sathappan, an individual

SELLERS’ REPRESENTATIVE:

/s/ Joseph Vijay Raj John
Joseph Vijay Raj John, an individual
Signature Page to Stock Purchase Agreement

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